As filed with the Securities and Exchange Commission on October 5, 2001

                                                      Registration No. 333-65290
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  -------------
                                 Amendment No. 1
                                       to
                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           COVANTA ENERGY CORPORATION
               (Exact name of registrant as specified in charter)
                  Delaware                                  13-5549268
      (State or other jurisdiction of            (I.R.S. Employer Identification
       incorporation or organization)                          No.)
                40 Lane Road                            Jeffrey R. Horowitz
        Fairfield, New Jersey 07004                   Senior Vice President-
               (973) 882-9000                       Legal Affairs and Secretary
(Address, including zip code, and telephone         Covanta Energy Corporation
number, including area code, of Registrant's               40 Lane Road
        principal executive offices)                Fairfield, New Jersey 07004
                                                          (973) 882-9000
                                                  (Name, address, including zip
                                                         code and telephone
                                                    number, including area code,
                                                        of agent for service
                                                            of process)

                             COVANTA CAPITAL TRUST I
                            COVANTA CAPITAL TRUST II
                            COVANTA CAPITAL TRUST III

               (Exact name of registrant as specified in charter)

                  Delaware                               Applied For
      (State or other jurisdiction of                 (I.R.S. Employer
       incorporation or organization)                Identification No.)
       c/o Covanta Energy Corporation                Jeffrey R. Horowitz
                40 Lane Road                        Covanta Capital Trust I,
        Fairfield, New Jersey 07004               Covanta Capital Trust II and
               (973) 882-9000                     Covanta Capital Trust III
(Address, including zip code, and telephone    c/o Covanta Energy Corporation
number, including area code, of Registrant's            40 Lane Road
        principal executive offices)             Fairfield, New Jersey 07004
                                                       (973) 882-9000
                                                (Name, address, including
                                                  zip code and telephone
                                                  number, including area
                                                  code, of agent for service
                                                          of process)

                                   ----------
                                    Copies to

        Joseph A. Tato, Esq.                       William F. Gorin, Esq.
       Stephen G. Rooney, Esq.               Cleary, Gottlieb, Steen & Hamilton
LeBoeuf, Lamb, Greene & MacRae, L.L.P.               One Liberty Plaza
         125 West 55th Street                  New York, New York 10006-1470
       New York, New York 10019                        (212) 225-2000
            (212) 424-8000

                                   -----------

     Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement as determined by market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    ---------

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



     The information in this prospectus is not complete and may be changed. Neither we nor the Capital Trusts may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.





                  SUBJECT TO COMPLETION, DATED OCTOBER 5, 2001

PROSPECTUS

                                  $350,000,000

                           Covanta Energy Corporation
                 Debt Securities, Preferred Stock, Common Stock,
            Depositary Shares, Warrants, Stock Purchase Contracts and
                   Stock Purchase Units and Hybrid Securities
                     Combining Features of these Securities
                             -----------------------
                             Covanta Capital Trust I
                            Covanta Capital Trust II
                            Covanta Capital Trust III

            Preferred Securities fully and unconditionally guaranteed
                    to the extent provided in this Prospectus
                          by Covanta Energy Corporation
                             -----------------------

     By this prospectus, we and the Capital Trusts may from time to time offer securities to the public together or separately and in one or more series, in amounts, at prices and on terms to be determined at the price of offering. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

     Covanta Energy Corporation's common stock and Series A preferred stock are listed on the New York Stock Exchange under the symbol "COV." Any common stock sold under an accompanying prospectus supplement will be listed on such exchange, subject to notice of issuance.

     Investing in our securities involves certain risks. See "Risk Factors" on page 5.

                             -----------------------

     Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

                             -----------------------


     THE DATE OF THIS PROSPECTUS IS -----------------------, 2001.



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




     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the Capital Trusts have authorized anyone to provide you with different information. Neither we nor the Capital Trusts are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     All references in this prospectus to "Covanta," "our company," "we," "us" or "our" mean Covanta Energy Corporation, unless we state otherwise or the context otherwise requires. The term "Capital Trusts" refers to Covanta Capital Trust I, Covanta Capital Trust II and Covanta Capital Trust III.


                                TABLE OF CONTENTS

                                                                            Page

FORWARD-LOOKING STATEMENTS....................................................1
ABOUT THIS PROSPECTUS.........................................................2
COVANTA ENERGY CORPORATION....................................................3
COVANTA CAPITAL TRUSTS........................................................3
RISK FACTORS..................................................................5
WHERE YOU CAN FIND MORE INFORMATION..........................................16
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................17
USE OF PROCEEDS..............................................................18
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS.............18
DESCRIPTION OF DEBT SECURITIES...............................................19
DESCRIPTION OF CAPITAL STOCK.................................................30
DESCRIPTION OF WARRANTS......................................................35
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS.............36
DESCRIPTION OF PREFERRED SECURITIES..........................................37
DESCRIPTION OF GUARANTEES....................................................46
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE CORRESPONDING
SUBORDINATED DEBT SECURITIES AND THE GUARANTEE...............................48
PLAN OF DISTRIBUTION.........................................................50
LEGAL MATTERS................................................................52
EXPERTS......................................................................52


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


                           FORWARD-LOOKING STATEMENTS

     Certain statements in this prospectus are forward-looking statements. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology.

     Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove correct. Factors that could cause our actual results to differ materially from those contemplated in the forward-looking statements include, among others, the following:

     o economic, capital market and other business conditions in the United States and in foreign countries affecting power generation enterprises specifically and commerce generally including interest, inflation and exchange rates, weather conditions, creditworthiness of customers and suppliers, changes in fuel costs and supply, unscheduled outages, environmental incidents, electric transmission restraints and risks and uncertainties associated with the recently deregulated energy industry,

     o trade, monetary, fiscal, taxation, energy regulation and environmental policies of governments, agencies and similar organizations in geographic areas where we have a financial interest,

     o financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission, the Federal Energy Regulatory Commission and similar entities with regulatory oversight, including, without limitation, the impact of newly adopted FASB 133 relating to accounting for derivatives which became effective as of January 1, 2001. The impact of FASB 133 may vary between accounting periods based on changes in pricing of various items bought and sold by us,

     o the cost and other effects of legal and administrative proceedings, settlements, investigations and claims,

     o limitations on our ability to control the development or operation of projects of which we own 50% or less,

     o limitations on the ability of our management to project the future operational results of development projects, which lack any operational history,

     o developments in the California power markets, including, but not limited to, governmental intervention, deterioration in the financial condition of counterparties, default in receivables due, adverse results in current or future litigation and adverse changes in the tariffs of the California Independent System Operator Corporation,

     o performance of our projects undertaken and the success of efforts to invest in and develop new opportunities, and

     o other factors, including the risks outlined under "Risk Factors" and those that may be identified in a prospectus supplement accompanying this prospectus and in other information contained in our publicly available SEC filings, including, but not limited to, factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

We do not undertake a duty to update any of the forward-looking statements after the date of this prospectus.

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



                              ABOUT THIS PROSPECTUS

     This document is called a prospectus and is part of a registration statement that we and the Capital Trusts have filed with the Securities and Exchange Commission using a "shelf" registration or continuous offering process. Using this process, we and the Capital Trusts may, from time to time, offer any combination of the securities described in this prospectus, either separately or in units, in one or more offerings with a total initial offering price of up to $350,000,000. This prospectus provides you with a general description of the securities we and the Capital Trusts may offer. Each time we or the Capital Trusts offer securities, we will provide a prospectus supplement to this prospectus. The prospectus supplement will describe the specific terms of that offering, and may also include a discussion of any special considerations applicable to those securities. The prospectus supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer you to under the headings "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                           COVANTA ENERGY CORPORATION

     We are an international developer, owner and operator of power generation facilities and provider of related infrastructure services. We own or operate 62 power generation facilities, 46 in the United States and 16 outside of the United States. These facilities have a capacity of approximately 2,653 gross megawatts (MW). Our power generation facilities use a variety of fuels, including water (hydroelectric), natural gas, coal, geothermal fluid, municipal solid waste, wood waste, landfill gas, heavy fuel oil and diesel fuel. Our waste-to-energy facilities process 10 million tons of municipal solid waste per year. We also offer single-source design, construction and operating capabilities for water and wastewater treatment facilities. We operate nine water supply and water treatment facilities that process the equivalent of approximately 61 million gallons of wastewater per day (mgd).

     We intend to continue to expand our portfolio by acquiring, developing, constructing and operating power facilities in markets which meet our energy demand, regulatory and governmental stability and investment return requirements. We have a water treatment facility with a total treatment capacity of 28 mgd under construction. We also have several pending acquisition prospects and an active development portfolio. We are also in the process of expanding some of our existing facilities.

     Effective March 13, 2001, we changed our name to Covanta Energy Corporation from Ogden Corporation. Our new name symbolizes the "cooperation" and "advantages" inherent in our partnership approach to our business.

     We are incorporated in Delaware with executive offices located in Fairfield, New Jersey.

                             COVANTA CAPITAL TRUSTS

     Each Capital Trust is a statutory business trust created under Delaware law under (i) a trust agreement executed by Covanta, as sponsor of such Capital Trust, and the Issuer Trustees of such Capital Trust and (ii) a certificate of trust filed with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Each Capital Trust exists for the exclusive purposes of:

     o issuing and selling the trust securities representing undivided beneficial interests in the assets of such Capital Trust,

     o using the proceeds from the sale of such trust securities to acquire a series of corresponding subordinated debt securities, issued by Covanta, and

     o    engaging in only other necessary, convenient or incidental activities.

     Accordingly, the corresponding subordinated debt securities will be the sole revenue source of each Capital Trust. Each of the Capital Trusts is a separate legal entity, and the assets of one are not available to satisfy the obligations of any others.

     Each Capital Trust may offer preferred securities representing undivided beneficial ownership interests in the assets of such Capital Trust. Covanta will be the owner of all of the common securities of each Capital Trust. The common securities of each Capital Trust will rank equally, and payments will be made ratably, with the preferred securities of the Capital Trust, except that upon the occurrence and continuance of an event of default under the applicable trust agreement resulting from an event of default with respect to the corresponding subordinated debt securities (described below), Covanta's rights as holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the preferred securities of such Capital Trust. See "Description of Preferred Securities--Subordination of Common Securities." Covanta will acquire common securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each Capital Trust.

     The payment of periodic cash distributions with respect to the preferred securities of each Capital Trust and payments on liquidation and on redemption with respect to the preferred securities in each case out of funds held by such

Capital Trust will be guaranteed by Covanta as and to the extent described in this prospectus. See "Description of Guarantees." Covanta's obligations under each guarantee are an unsecured obligation of Covanta and will rank subordinate and junior in right of payment to all Covanta's indebtedness. Except as otherwise provided in the applicable prospectus supplement:

     o concurrently with the issuance by a Capital Trust of its preferred securities, such Capital Trust will invest the proceeds and any contributions made in respect of the common securities in the corresponding subordinated debt securities with terms directly corresponding to the terms of such Capital Trust's preferred securities,

     o the corresponding subordinated debt securities will be the sole assets of such Capital Trust, and

     o payments under the corresponding subordinated debt securities will be the only revenue of such Capital Trust.

     Unless otherwise specified in an applicable prospectus supplement, Covanta may redeem the corresponding subordinated debt securities and cause the redemption of trust securities, or we may dissolve the Capital Trust and, after satisfaction of creditors of the Capital Trust as provided by applicable law, cause the corresponding subordinated debt securities to be distributed to the holders of preferred securities in liquidation of their interests in such Capital Trust. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution."

     Unless otherwise specified in the applicable prospectus supplement, each Capital Trust has a term of approximately 50 years but may dissolve earlier as provided in the applicable trust agreement. Each Capital Trust's business and affairs will be conducted by its trustees, each appointed by Covanta as holder of the common securities. Unless otherwise specified in the applicable prospectus supplement, the trustees for each Capital Trust will be Bankers Trust Company, as the Property Trustee, Wilmington Trust Company, as the Delaware Trustee, and two individual trustees as Administrative Trustees who are employees or officers of Covanta. Each of these trustees is referred to as an "Issuer Trustee." The Property Trustee will act as sole indenture trustee under the trust agreement for purposes of compliance with the Trust Indenture Act. Unless otherwise specified in the applicable prospectus supplement, Bankers Trust Company will act as trustee under each guarantee and the subordinated indenture until removed or replaced by the holder of the common securities of such Capital Trust. See "Description of Guarantees" and "Description of the Debt Securities--Subordinated Debt Securities." Unless an event of default under the applicable trust agreement resulting from an event of default with respect to corresponding subordinated debt securities for such Capital Trust has occurred and is continuing, Covanta, as the holder of the common securities of such Capital Trust, may remove any of the Issuer Trustees. If such an event of default has occurred, both Covanta and the holders of a majority in liquidation amount of the preferred securities will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Capital Trust. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in Covanta, as the holder of the common securities. The duties and obligations of each Issuer Trustee are governed by the applicable trust agreement. See "Description of Guarantees" and "Description of the Trust Preferred Securities."

     The principal executive office of each Capital Trust is c/o Covanta Energy Corporation, 40 Lane Road, Fairfield, New Jersey 07004 and its telephone number is 973-882-9000.

                                  RISK FACTORS

     Before you invest in any of the securities described in this prospectus, you should be aware of the significant risks described below. You should carefully consider these risks, together with all of the other information included in this prospectus, the accompanying prospectus supplement and the information incorporated by reference, before you decide whether to purchase any of these securities.

     The risk factors listed in this section, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in any of the securities described in this prospectus, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus, the accompanying prospectus supplement and the information incorporated by reference, could have a material adverse effect on our business, financial condition and results of operations and on the price of these securities.

     In this description of risk factors, the words "Covanta," "our company," "we," "us" or "our" refer to Covanta Energy Corporation and, unless the context otherwise requires, its consolidated subsidiaries other than the Capital Trusts.

Risks Relating To Our Corporate And Financial Structure

     Our master credit facility contains covenants which restrict our activities and could affect our growth.

     The Revolving Credit and Participation Agreement, which we call the Master Credit Facility, with our credit providers is a consolidation of most of our major outstanding credit facilities. The Master Credit Facility matures in May 2002 and is secured by a lien on substantially all of our unencumbered real and personal property. It contains covenants which during its term preclude us from investing in or acquiring new energy and water projects not identified in the Master Credit Facility. These covenants also significantly restrict our ability to:

     o    make other investments or acquisitions,

     o    incur or guarantee indebtedness,

     o    create contingent obligations,

     o    permit cash usage to exceed budgeted amounts, and

     o    engage in sale-and-leaseback transactions.

     In addition, the Master Credit Facility requires us to maintain financial ratios and measures such as a minimum debt service coverage ratio, a maximum leverage ratio and a minimum consolidated net worth. The Master Credit Facility provides that we can not make corporate borrowings from other than under that facility. The revolving line of credit under the Master Credit Facility is $146.0 million, of which $122.0 million is dedicated to provide letters of credit which we may become obligated to provide. We have utilized $20.0 million of the line to provide other letters of credit.

     The covenants in the Master Credit Facility could have important consequences, including:

     o restricting our ability to borrow for capital expenditures, debt service requirements, execution of our growth strategy or other purposes,

     o limiting our ability to capitalize on business opportunities and to react to competitive pressures and adverse changes in government regulation, and

     o increasing our vulnerability to general adverse economic and industry conditions.

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

     If we do not maintain an investment grade credit rating, we will have to provide credit enhancement to many of our projects which could adversely affect our financial condition and increase our borrowing costs.

     Our senior debt securities currently have an investment grade credit rating of "BBB" from Standard and Poor's and a rating of "Baa2" from Moody's Investor Service. We were placed on negative credit watch by Standard and Poor's and Moody's Investor Service in 1999. However, as of August 31, 2001, Standard and Poor's removed us from credit watch and lowered our rating from "BBB+" to our current rating of "BBB." Moody's Investor Service is still in the process of reviewing our credit rating. We have agreements with some of our counterparties to provide credit enhancement in the form of a pledge of cash collateral, a letter of credit or other similar credit enhancement in the event that our credit rating falls below investment grade. The Master Credit Facility provides us with a credit line of approximately $146.0 million, of which $122.0 million is dedicated to provide such letters of credit. Such letters of credit can be issued upon the vote of at least eight banks holding 60% of the revolving facilities held by the 32 banks in the group. If such letters of credit were required and the banks would not consent to issue them, we would default on the related agreements and the counterparty would have the right to cancel the agreements and exercise other remedies.

     A downgrade of our credit rating below investment grade would likely result in:

     o    increased borrowing costs,

     o    more restrictive covenants, and

     o    reduced lines of credit from lenders, suppliers and counterparties.

     Such results would adversely affect our financial condition and our ability to raise capital to pursue our growth strategy. While we intend to maintain our investment grade rating, we cannot assure you that we will be able to do so.

     We have substantial exposure under letters of credit backing various obligations which, if breached, could have a material adverse effect on our financial condition.

     We have issued letters of credit to support the performance and payment obligations of some of our subsidiaries and our obligations in connection with workers compensation insurance.

     On September 30, 2001, the total exposure under such letters of credit was approximately $650.0 million. If these letters of credit were drawn upon due to a breach of such obligations, we would be required to reimburse the issuing financial institutions. Such reimbursement obligations could have a material adverse effect on our financial condition.

     We will need to replace the Master Credit Facility upon its expiration.

     As of September 30, 2001, $20.0 million of the revolving credit line under the Master Credit Facility had been used to provide letters of credit and approximately $630.0 million of previously issued letters of credit, now subject to the Master Credit Facility, were outstanding. At September 30, 2001, $122.0 million of the $146.0 million revolving credit line is dedicated to provide letters of credit that would potentially be required to be posted by us in the event that our credit rating is downgraded below investment grade.

     If we do not replace the Master Credit Facility when it expires in May 2002, we will have to cash collateralize the outstanding letters of credit and we will lose our source for the letters of credit we are required to post if our credit rating is downgraded. We cannot assure you that we will be able to replace the Master Credit Facility when it expires on commercially reasonable terms, or at all, which could have a material adverse effect on our financial condition.

     We have substantial indebtedness which could limit our operating flexibility and our ability to grow.

     As of June 30, 2001, we had total outstanding recourse debt, including convertible subordinated debentures, of approximately $469.2 million. The percentage of our total outstanding recourse debt to recourse debt and equity

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

was 65% as of June 30, 2001. The substantial amount of debt that we have presents the risk that we might not generate sufficient cash:

     o    to service our indebtedness,

     o    to compete effectively,

     o    to operate successfully under adverse economic conditions, and

     o    to fully implement our strategy.

     In addition, we may not be able to achieve sufficient credit capacity to allow for borrowing to implement our strategy. Our project subsidiaries and project affiliates also had total non-recourse debt of approximately $1.47 billion as of June 30, 2001.

     Although we expect that the cash available from our operations will be sufficient to service our currently outstanding corporate-level indebtedness, we cannot assure you that these funds will be sufficient to make corporate-level debt payments as and when due.

     Because we own 50% or less of some of our project investments, we cannot exercise complete control over their operations.

     We beneficially own 50% or less in some project investments and joint ventures. A portion of our future investments may also take the form of minority interests. For the majority of our projects, we are the operator and are able to control the projects' management and operation. At facilities where we do not have operational responsibility, we typically require a seat on a management committee and/or an operational committee and receive limited governance rights such as rights to veto significant actions. If we are unable to obtain such positions on a project in which we hold a minority interest, we will be dependent on our co-venturers to construct and operate such projects. Our co-venturers may not have the level of experience, technical expertise, human resources management and other attributes necessary to construct and operate these projects.

     We have guaranteed performance obligations of some of our project subsidiaries and affiliates which would be difficult for us to satisfy if most or all of them came due simultaneously.

     In some of our projects, we have executed performance guarantees at the parent level to support a subsidiary's or affiliate's operating obligations under the applicable service agreement or operating contract. Under those guarantees, we may be obligated to pay substantial liquidated damages, measured in part by the outstanding debt securities of the project. In the future, we may be required to guarantee a portion of the obligations of some of our subsidiaries. We may not be able to satisfy these guarantees and other obligations if they were to come due at the same time, which would have a material adverse effect on our financial condition.

     Liabilities associated with our non-core businesses could have a material adverse effect on our financial condition.

     Contingent liabilities associated with our non-core businesses that we are attempting to sell are not quantifiable at this time, except for $309.0 million in letter of credit exposure as of September 30, 2001. Along with the City of Anaheim, we are a party to a reimbursement agreement in connection with a letter of credit in the amount of $119.0 million. Under the reimbursement agreement, we are responsible for any draws under the letter of credit caused by our failure to perform our duties under the management contract for the Arrowhead Pond Arena in Anaheim, California. Our duties include our obligation to pay any shortfalls if net revenues of the venue are insufficient to pay the underlying debt service.

     With respect to the Corel Centre in Ottawa, Canada, we have guaranteed $3.3 million of senior secured term debt and are potentially obligated to purchase approximately (a) $47.6 million of secured and subordinated debt and $89.7 million of senior secured debt if such amounts are not repaid or refinanced by December 23, 2002 and (b) $19.8 million of secured subordinated debt if such amount is not repaid or refinanced by January 29, 2004.

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

     In addition, we have indemnification obligations with respect to sold businesses, most of which have a maximum amount of exposure. With respect to our discontinued aviation fueling business which we have not yet fully divested, we may be subject to liabilities and obligations relating to the release and cleanup of petroleum products. The amount of such contingent liability and indemnification payments could be substantial, and our financial condition could be adversely affected if such payments were to become due at or about the same time.

     Our certificate of incorporation, bylaws and rights agreement could limit another party's ability to acquire us and could deprive you of the opportunity to obtain a takeover premium for your shares of common stock.

     A number of provisions in our certificate of incorporation, bylaws and rights agreement may make it difficult for another company to acquire us and for you to receive any related takeover premium for your shares. These provisions apply even if a proposed acquisition is considered beneficial by some of our stockholders. If a change of control or change in management is delayed or prevented, the price of the securities described in this prospectus could decline.

Risks Relating To Our Operations

     Construction, expansion, refurbishment and operation of our facilities involve significant risks that cannot always be covered by insurance or contractual protections.

     The construction, expansion, refurbishment and operation of our facilities involve many risks, including:

     o    supply interruptions,

     o    work stoppages,

     o    permitting and other regulatory issues,

     o    labor disputes,

     o    social unrest,

     o    weather interferences,

     o    unforeseen engineering, environmental and geological problems,

     o    unanticipated cost overruns,

     o catastrophic events including fires, explosions, earthquakes and droughts,

     o    changes in legal requirements,

     o    license revocation, and

     o    the exercise of the power of eminent domain.

     The ongoing operation of these facilities involves all of the risks described above as well as risks relating to the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency.

     New plants may employ recently developed and technologically complex equipment, especially in the case of newer environmental emission control technology.

     To protect against the risks discussed above, we:

     o    maintain insurance,

     o    obtain warranties from vendors,

     o    obligate contractors to meet certain performance levels, and

     o attempt where feasible to pass risks we cannot control to the service recipient or output purchaser.

     The proceeds of such insurance, warranties, performance guarantees or risk sharing arrangements may not be adequate to cover lost revenues, increased expenses or liquidated damages payments. In addition, our service agreements for waste-to-energy facilities permit the municipality to terminate the agreement for convenience. Although most of the agreements provide for the payment of a penalty, some agreements do not require the municipality to pay significant damages. Any of these risks could cause us to operate below expected levels, which in turn could result in lost revenues, increased expenses, higher maintenance costs and penalties for defaults under our service agreements and operating contracts. As a result, a project may operate at less than expected levels of profit or at a loss or be unable to fund principal and interest payments under its project financing agreements, which may result in a default under that project's indebtedness.

     Most of our service agreements for waste-to-energy facilities provide for limitations on damages and cross-indemnities among the parties for damages that such parties may incur in connection with their performance under the contract. Such contractual provisions:

     o    relate to environmental matters,

     o excuse us from performance obligations affected by uncontrollable circumstances, and

     o    provide for service fee adjustments in uncontrollable circumstances.

     We cannot assure you that these provisions will prevent us from incurring losses upon the occurrence of uncontrollable circumstances.

     We often rely on single suppliers and single customers at our facilities, exposing us to financial risks if any supplier or customer should fail to perform its obligations.

     We often rely on a single supplier to provide fuel, water and other services required to operate a facility and on a single customer or a few customers to purchase all or a significant portion of a facility's output. In most cases, we have long-term agreements with such suppliers and customers which support any project debt used to finance the facility. The financial performance of these facilities depends on such customers and suppliers continuing to perform their obligations under their long-term agreements. A facility's financial results could be materially adversely affected if any one customer or supplier fails to fulfill its contractual obligations and we are unable to find other customers or suppliers to produce the same level of profitability. As a result of the failure of a major customer or supplier to meet its contractual obligations, we may be unable to repay obligations under our project debt.

     Our operations outside the United States expose us to legal, tax, currency, inflation, convertibility and repatriation risks, as well as potential constraints on the development and operation of our potential business, any of which can limit the benefits to us of a foreign project.

     We have substantial operations outside the United States. Approximately 20% of our projected cash distributions from existing facilities over the next five years comes from facilities located in countries having sovereign ratings below investment grade, including Bangladesh, the Philippines and Thailand. The acquisition, financing, development and operation of projects outside the United States can entail significant political and financial risks, which vary by country, including:

     o    changes in laws or regulations,

     o    changes in electricity tariffs,

     o    changes in foreign tax laws and regulations,

     o changes in United States, federal, state and local laws, including tax laws, related to foreign operations,

     o compliance with United States, federal, state and local foreign corrupt practices laws,

     o    changes in government policies or personnel,

     o changes in general economic conditions affecting each country, including conditions in financial markets,

     o difficulty in converting our earnings to U.S. dollars or moving funds out of the country in which the funds were earned,

     o    fluctuations in currency exchange rates,

     o    changes in labor relations in operations outside the United States,

     o    political, economic or military instability and civil unrest, and

     o    expropriation and confiscation of assets and facilities.

     In addition, the legal environment in foreign countries in which we currently own assets or projects or may develop projects in the future could make it more difficult for us to enforce our rights under agreements relating to such projects.

     We seek to participate in projects in jurisdictions where limitations on the convertibility and expatriation of currency have been lifted by the host country and where such local currency is freely exchangeable on the international markets. In most cases, components of project costs incurred or funded in the currency of the United States are recovered without risk of currency fluctuation through negotiated contractual adjustments to the price charged for electricity or service provided. This contractual structure may cause the cost in local currency to the project's power purchaser or service recipient to rise from time to time in excess of local inflation. As a result, there is risk in such situations that such power purchaser or service recipient will, at least in the near term, be less able or willing to pay for the project's power or service.

     We seek to mitigate these risks by obtaining political risk insurance and negotiating contractual provisions to mitigate these risks. We cannot assure you that such mitigation will be effective. The occurrence of any of these risks could substantially delay or reduce the value of the project concerned. As a result, these risks may have a material adverse effect on our business, financial condition and results of operations.

     Changes in the market prices and availability of fuel supplies to generate electricity may increase our cost of producing power, which could adversely impact our profitability and financial performance.

     The market prices and availability of some of our facilities' fuel supplies fluctuate, including those facilities fueled by wood waste, coal, oil and natural gas. Although we believe that we have adequate and reliable fuel supplies and that our suppliers have adequate production and transportation systems to comply with their contractual requirements to supply our facilities, any price increase, delivery disruption or reduction in the availability of such supplies could affect our ability to operate our facilities and impair our cash flow and profitability. We may be subject to further exposure if any of our future acquisitions or developments are concentrated in facilities using fuel types subject to fluctuating market prices and availability. We may not be successful in our efforts to mitigate our exposure to supply and price swings.

     Our hydroelectric plants require continuous water flow for operation. Accordingly, we are subject to the risk that drought or other water flow impairment may limit our ability to produce and market electricity from these facilities.

     Our waste-to-energy facilities depend on solid waste both for fuel and as a source of revenue. For most of our facilities, the prices we charge for disposal of solid waste are fixed under long-term contracts and the supply is guaranteed by sponsoring municipalities. However, for some of our waste-to-energy facilities, the availability of solid waste to us, as well as the tipping fee that we must charge to attract solid waste to our facilities, depends upon competition from a number of sources such as other waste-to-energy facilities, landfills and transfer stations competing for waste in the market area. There has been and may be further consolidation in the solid waste industry which would reduce the number of solid waste collectors or haulers that are competing for disposal facilities or enable such collectors or haulers to use wholesale purchasing to negotiate favorable below-market disposal rates. The consolidation in the solid waste industry has resulted in companies with vertically integrated collection activities and disposal facilities. Such consolidation may result in economies of scale for those companies as well as the use of disposal capacity at facilities owned by such companies or by affiliated companies. Such activities can affect both the availability of waste to us for disposal at some of our waste-to-energy facilities and market pricing.

     Our geothermal facilities depend upon adequate volumes of brine at sufficient temperatures to meet our contractual electricity generation obligations. Significant unanticipated interruptions of the brine volume or cooling of the brine resource may limit our ability to generate electricity from these facilities.

     Our business is subject to substantial governmental regulation and permitting requirements and may be adversely affected by any future inability to comply with existing or future regulations or requirements.

     Our business is subject to extensive energy, environmental and other laws and regulations of federal, state and local authorities. We are generally required to obtain and comply with a wide variety of licenses, permits and other approvals in order to operate our facilities. We may incur significant additional costs because of our compliance with these requirements. If we fail to comply with these requirements, we could be subject to civil or criminal liability and the imposition of liens or fines. In addition, existing regulations may be revised or reinterpreted, new laws and regulations may be adopted or become applicable to us or our facilities and future changes in laws and regulations may have a detrimental effect on our business. Furthermore, with the continuing trend toward stricter standards, greater regulation, more extensive permitting requirements and an increase in the assets we operate, our expenditures may be substantial in the future.

     Environmental Regulation

     Our business is subject to extensive environmental regulation by federal, state and local authorities. We are required to comply with numerous environmental laws and regulations and to obtain numerous governmental permits in operating our facilities. We may incur significant additional costs to comply with these requirements, in particular, emission regulations. Environmental regulations may also limit our ability to operate our facilities at maximum capacity or at all. If we fail to comply with these requirements, we could be subject to civil or criminal liability and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. This may materially increase the amount we must invest to bring our facilities into compliance. In addition, recent lawsuits by the Environmental Protection Agency, commonly referred to as the EPA, and various states highlight the environmental risks faced by generating facilities in general and by coal-fired generating facilities in particular. The current trend towards stricter environmental regulations could materially affect our cash flow and profitability.

     We may not be able to obtain or maintain, from time to time, all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be jeopardized or become subject to additional costs.

     We are generally responsible for all on-site liabilities associated with the environmental condition of our power generation facilities which we have acquired and developed, regardless of when the liabilities arose and whether they are known or unknown. These liabilities may be substantial.

     Energy Regulation

     The Public Utility Holding Company Act of 1935, or PUHCA, and the Federal Power Act, or the FPA, regulate public utility holding companies and their subsidiaries and place constraints on the conduct of their business. Under the Public Utility Regulatory Policies Act of 1978, known as PURPA, many of our facilities are qualified facilities (facilities meeting statutory size, fuel and ownership requirements, or QFs), and are exempt from regulation under PUHCA, most provisions of the FPA and state rate regulation. Under the Energy Policy Act of 1992, our foreign and non-QF domestic projects are exempt from regulation under PUHCA.

     If we become subject to these regulations, the economics and operations of our projects could be negatively affected. A project subsidiary or partnership in which we have an interest owning or leasing a plant could become subject to significant federal, state and local laws, including rate regulation. If an alternative exemption from PUHCA was not available, we could be subject to registration with the Securities and Exchange Commission and regulation as a public utility holding company under PUHCA. In addition, depending on the power purchase agreement, a loss of our exemptions could allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid. Such results could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements. Defaults under such financing agreements could render the underlying debt immediately due and payable. Under such circumstances, we cannot assure you that the costs incurred in connection with the project could be recovered through sales to other purchasers.

     From time to time legislation has been introduced in Congress to repeal PURPA and PUHCA. Any adverse effects to our business based on a repeal of these acts would depend on the particulars of the repealing legislation. If PURPA were repealed without a provision grandfathering our existing QF contracts, our QFs might have to sell into a competitive wholesale market at market determined rates which could be lower than contractual rates. Modification or termination of our QF contracts, some of which provide for prices above current market rates, could result in a reduction of our revenue. Repeal of PURPA would likely result in our domestic facilities becoming subject to regulation under the FPA with respect to rates, changes in control and other matters.

     We are continually in the process of obtaining or renewing federal, state and local approvals required to operate our facilities. We may not always be able to obtain all required regulatory approvals, and we may not be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain and comply with any required regulatory approvals, the operation of our facilities or the sale of electricity to third parties could be prevented or subject to additional costs.

     The revenue stream from our California projects is subject to change due to uncertain conditions in the California energy markets.

     We own, in whole or in part, 17 power projects in California with a total gross generating capacity of approximately 260 MW. This represents about 10 percent of our total gross generating capacity. Our California facilities derive revenues under long-term contracts with Sempra Corporation (formerly San Diego Gas and Electric), Pacific Gas & Electric Corp., commonly referred to as PG&E, and Southern California Edison Company, commonly referred to as SCE. The problems in the California markets have been widely reported. The deregulation plan implemented in 1996 by the California Public Utilities Commission, or the CPUC, to restructure the wholesale and retail markets in California generally is regarded as having failed to accomplish its goals. The financial position of the California utilities has been adversely affected.

     During several months in the beginning of 2001, PG&E and SCE suspended, in whole or in part, payments to power generators, including our projects. The CPUC in its March 26, 2001 orders raised retail rates, changed the components of the short-run avoided cost calculation and directed the utilities to commence payments to QFs going forward. SCE has made payments for energy delivered since March 26, 2001. On April 6, 2001, PG&E filed for bankruptcy protection. Since that time, PG&E has also been in compliance with the CPUC order and has been making payments for current energy deliveries. The CPUC orders, however, did not address the back payments which accrued during the suspension period, and we do not know whether the increase will be sufficient to maintain the financial health of the utilities which purchase power from us.

     In an attempt to forestall an SCE bankruptcy, the California Department of Water Resources and SCE in April 2001 signed a memorandum of understanding under which the state would acquire SCE's transmission assets. In July 2001, the state senate passed legislation approving a version of the memorandum of understanding which authorized the sale of SCE's transmission lines to the state. However, this legislation did not satisfy any of the parties involved and legislation approving an amended version of the memorandum of understanding is now pending before the state senate. On October 2, 2001, the CPUC and SCE settled litigation on terms intended to permit SCE to discharge existing indebtedness. As a result, the Governor of California cancelled a special session of the state legislature called to complete the pending legislation.

     In June 2001 and July 2001, we entered into agreements and amendments to power purchase agreements for several of our projects with SCE. As provided in these agreements, SCE immediately paid 10% of past due amounts plus interest. Another 10% is expected to be paid when the legislation approving the amended memorandum of understanding or other legislation or action which makes SCE a creditworthy entity becomes effective. The remaining 80% will be paid when SCE secures financing and funding. As of August 2001, interest on such past due amounts is being paid monthly. In return, we agreed to a fixed price of $53.70 per megawatt hour for energy for a period of five years, beginning the month after the legislation approving the amended memorandum of understanding becomes effective. Until such legislation becomes effective, our projects in SCE's territory continue to receive a price equal to the short-run avoided cost. Additionally, we agreed to stay our pending litigation against SCE. In the event of a bankruptcy, our contract payments from SCE may be at risk.

     We believe that the settlement of the litigation between SCE and the CPUC constitutes action which makes SCE a creditworthy entity and triggers SCE's obligations under the 2001 agreements. However, at this time, SCE's position regarding the 2001 agreements is unclear. We cannot assure you that we will reach a resolution of this matter which is favorable to us.

     In July 2001, we entered into agreements with PG&E containing terms similar to those agreements with SCE. These agreements also provide for a fixed price of $53.70 per megawatt hour for energy for a period of five years. However, this pricing became effective immediately and most of our projects in PG&E's territory have been receiving $53.70 per megawatt hour since mid-July 2001. Unlike SCE, PG&E has not made any cash payments for past due amounts, but it has agreed to accrue interest on the amount owed at a rate to be determined by the bankruptcy court. PG&E agreed to assume our power purchase agreements and to elevate the past due amounts to priority administrative claim status. The amount of the claim and interest will be paid at the time PG&E's plan of reorganization is consummated. The bankruptcy court approved the agreements, the power purchase agreements and the assumption of the power purchase agreements on July 13, 2001.

     We have established reserves for a portion of the amounts owed us by SCE and PG&E.

     The energy industry is rapidly becoming increasingly competitive, and we might not be successful in responding to these changes.

     We may not be able to respond in a timely or effective manner to the changes resulting in increased competition in the energy industry in both domestic and international markets. These changes may include deregulation of the electric utility industry in some markets, privatization of the electric utility industry in other markets and increasing competition in all markets. To the extent U.S. competitive pressures increase and the pricing and sale of electricity assumes more characteristics of a commodity business, the economics of our business may come under increasing pressure. Additional significant competitors could become active in our industry and we may not be able profitably to acquire or develop new assets to pursue our growth strategy. Regulatory initiatives in foreign countries where we have or will have operations involve the same types of risks.

     We cannot predict whether the federal government, state legislatures or foreign governments will adopt legislation relating to the deregulation of the energy industry. We cannot assure you that the introduction of new laws or other future regulatory developments will not have a material adverse effect on our business, financial condition or results of operations.

Risks Relating to Our Growth Strategy

     Our project development and acquisition activities may not be successful, which would impair our ability to execute our growth strategy.

     We may not be able to identify attractive acquisition or development opportunities or to complete acquisitions or development projects that we undertake. If we are not able to identify and complete additional acquisitions and development projects, we will not be able to successfully execute our growth strategy. Factors that could cause our acquisition and development activities to be unsuccessful include the following:

     o    a limited number of potential acquisitions,

     o    competition,

     o    inability to obtain additional capital on acceptable terms,

     o    the applicable regulatory environment,

     o    inability to obtain required governmental permits and approvals,

     o cost-overruns or delays in development that make continuation of a project impracticable,

     o inability to negotiate acceptable acquisition, construction, fuel supply or other material agreements, and

     o    inability to hire and retain qualified personnel.

     We may be unable to obtain the financing we need to pursue our growth strategy, and any future financing we receive may be less favorable to us than our current arrangements. Any difficulty we experience in obtaining favorable financing arrangements may adversely affect our ability to expand our operations and, as a result, may adversely affect the value of the securities described in this prospectus.

     Each of our projects under development and those projects and businesses we may seek to acquire or construct will require substantial capital investment. Our continued access to capital with acceptable terms is necessary for the success of our growth strategy. Our attempts to consummate future financings may not be successful or on favorable terms.

     We have generally been able to arrange for almost all of the financing of each project or business on a basis that is substantially non-recourse to us. Debt financing generally represents 70-80% of the cost of a project. We will attempt to continue this practice where and when we determine it to be in our best interest. We cannot assure you that market conditions and other factors will permit future project and acquisition financings on terms similar to those our subsidiaries have previously received. Our ability to arrange for financing on a substantially non-recourse basis and the costs of such capital depends on numerous factors, including:

     o general economic and capital market conditions, including interest rates,

     o    credit availability from banks,

     o    investor confidence, and

     o the continued success of current projects and the continued existence of tax and securities laws which are conducive to raising capital in this manner.

     If we are not able to obtain financing for our projects on a substantially non-recourse basis, we may have to finance them using recourse capital which, subject to the restrictions contained in the Master Credit Facility, could take one or more of the following forms:

     o    issue additional debt at the corporate level,

     o    issue additional equity securities,

     o    make larger equity investments in our projects, and

     o    provide more financial support for our projects.

     If we are not able to obtain financing for our projects on a substantially non-recourse basis, we may decide not to build new plants or acquire facilities. Any of these alternatives could have a material adverse effect on our growth prospects and the price of the securities described in this prospectus.

     We incur significant expenses in evaluating potential projects, some of which are not ultimately acquired or completed.

     In order to implement our growth strategy, we must continue to actively pursue acquisition and development opportunities. Substantial expenses may be incurred in investigating and evaluating any potential opportunity before determining whether the opportunity is feasible or economically attractive. In addition, we may participate in competitive bidding processes or negotiations for power generation facilities that would require us to incur substantial expenses without any assurance that our bids or proposals will be accepted. As a result, in pursuing our growth strategy, our development expenses may increase in the future with no assurance that we will be successful in acquiring or completing additional new projects.

     Our revenues may not be predictable because some of our power generation facilities may operate, wholly or partially, without long-term power purchase agreements.

     Historically, power from our independent power generation facilities has been sold under long-term power purchase agreements pursuant to which all energy and capacity generally was sold to a single party at rates which are fixed for many years. As these contracts expire, if we do not enter into new long term contracts, we would be required to enter into other arrangements for the sale of energy such as spot market sales or other short term agreements which would be subject to market pricing. In addition, our growth strategy contemplates the development or acquisition of projects which may sell electricity into the spot market or other competitive markets or on a short-term contractual basis. In such cases, without the benefit of long-term power purchase agreements, we cannot assure you that we will be able to sell the power generated by our facilities or that our facilities will be able to operate profitably.

     Because wholesale power prices are subject to extreme volatility, the revenues from our future projects are subject to significant fluctuations.

     We intend to develop or acquire additional facilities that will sell a portion of their energy, capacity and other products into wholesale power markets. The prices of energy products in those markets are influenced by many factors outside of our control, including:

     o    fuel prices,

     o    transmission constraints,

     o    supply and demand,

     o    weather,

     o    economic conditions, and

     o the rules, regulations and actions of the system operators in those markets.

     In addition, unlike most other commodities, energy products cannot be stored and, therefore, must be produced concurrently with their use. As a result, the wholesale power markets are subject to significant price fluctuations over relatively short periods of time and can be unpredictable.

     Increasing competition in the wholesale power market may adversely affect our ability to make future investments or acquisitions.

     The wholesale power industry has numerous competitors, some of whom may have greater financial resources, more operating experience, more acquisition and development experience and/or larger staffs than we do. Like us, many of our competitors are seeking attractive opportunities to acquire or develop power generation facilities, both in the United States and abroad. This competition may adversely affect our ability to make new investments or acquisitions.

     While demand for electric energy services is generally increasing throughout the United States, the rate of construction and development of new, more efficient electric generation facilities may exceed increases in demand in some regional electric markets. The commencement of commercial operation of new facilities in the regional markets where we may develop facilities will likely increase the competitiveness of the wholesale power market in those regions, which could have a material adverse effect on our future business.

     We will have to rely on power transmission facilities that we do not own or control when we enter the wholesale market. If these facilities fail to provide us with adequate transmission capacity, we may not be able to deliver wholesale electric power products to our customers.

     When we develop or acquire new merchant generating facilities, we will depend on transmission and distribution facilities owned and operated by utilities and other power companies to deliver the electricity we will sell from our power generation facilities to our customers, who in turn deliver these products to the ultimate consumers of the power. If transmission is disrupted or transmission capacity is inadequate, our ability to sell and deliver our products may be hindered.

     Environmental regulations affecting generating facilities and water and wastewater treatment plants would significantly increase the cost of acquiring or developing such plants, adversely affecting our ability to make future investments or acquisitions.

     Environmental regulations may limit our ability to develop new generating facilities and water and wastewater treatment plants. In particular, domestic drinking water facilities to be developed in the future by us will be subject to regulation of water quality by the EPA under the federal Safe Drinking Water Act and by similar state laws. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. Environmental laws are subject to change, which may materially increase the amount we must invest in new facilities.

     We may not, from time to time, be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the acquisition or development of new facilities could be prevented or become subject to additional costs.

     In some instances, we may be responsible for on-site liabilities associated with the environmental condition of acquired facilities. These liabilities may be substantial.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these materials at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549.

     You can also obtain copies of these materials at prescribed rates from the Public Reference Room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Rooms of the Securities and Exchange Commission, including copying charges by calling (800) SEC-0330.

     Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's web site at http://www.sec.gov.

     You can also inspect our Securities and Exchange Commission filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our Securities and Exchange Commission filings at the New York Stock Exchange, you should call
(212) 656-5060.

     This prospectus is part of a registration statement we and the Capital Trusts have filed with the Securities and Exchange Commission relating to the securities described in this prospectus. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and the securities described in this prospectus.

     No separate financial statements of the Capital Trusts have been included in this prospectus. We and the Capital Trusts do not consider such financial statements to be material to holders of the preferred securities because

     o all of the voting securities of the Capital Trusts will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934,

     o each Capital Trust is a newly-formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets our corresponding subordinated debt securities and issuing the trust securities, and

     o our obligations described in this prospectus and in any accompanying prospectus supplement, through the applicable guarantee, the applicable trust agreement, the subordinated debt securities, the subordinated indenture and any supplemental indentures thereto, taken together, constitute a full, irrevocable and unconditional guarantee by us of payments due on the preferred securities.

     No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each Capital Trust's obligations under the preferred securities. See "Covanta Capital Trusts," "Description of Preferred Securities," "Description of Debt Securities--Subordinated Debt Securities - Subordination" and "Description of Guarantees."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus that we file with them separately. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference into this prospectus is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or another document that is incorporated by reference into this prospectus after the date of this prospectus.

     This prospectus incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission and that are not separately included in or delivered with this prospectus. They contain important information about our company and its financial condition.

     1. Our Annual Report on Form 10-K for the year ended December 31, 2000, filed on April 2, 2001,

     2. Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 filed on August 14, 2001,

     3. Our Current Reports on Form 8-K dated August 21, 2001 and September 28, 2001,

     4. The description of our common stock contained in our registration statement filed in accordance with Section 12 of the Securities Exchange Act of 1934, and any amendments or reports filed for the purpose of updating this description, and

     5. The description of our preferred stock purchase rights contained in Amendment No. 1 to Form 8-A filed in accordance with Section 12 of the Securities Exchange Act of 1934.

     We incorporate by reference additional documents that we may file with the Securities and Exchange Commission after the date of this prospectus until the time that we sell all the securities described in this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than filings under Item 9), as well as proxy statements.

     You can obtain a copy of these filings, at no cost, by writing or calling us at the following address or telephone number: Covanta Energy Corporation, 40 Lane Road, Fairfield, New Jersey 07004, Attention: Investor Relations, (973) 882-9000.

                                 USE OF PROCEEDS

     Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes. General corporate purposes may include repayments of our indebtedness and the indebtedness of our subsidiaries, financing the development and construction of new facilities, additions to working capital, financing of capital expenditures, funding acquisitions or for any other purpose. We may invest funds not immediately required for such purposes in short-term investment grade securities. The amount and timing of sales of the securities described in this prospectus will depend on market conditions and the availability to us of other funds. The use of proceeds may be subject to restrictive covenants contained in the Master Credit Facility, as the same may be amended, supplemented or replaced from time to time. See our Annual Report on Form 10-K for the year ended December 31, 2000, which is incorporated by reference.

     Each Capital Trust will use all proceeds from the sale of the trust securities to purchase the corresponding subordinated debt securities.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

     The following table sets forth the ratio of our earnings to our fixed charges and the ratio of our earnings to combined fixed charges and preference share dividends for the periods indicated:


                                   SIX MONTHS
                                      ENDED                                   YEAR ENDED
                                     JUNE 30                                  DECEMBER 31
                                   ----------     ------------------------------------------------------------------
                                      2001             2000         1999          1998         1997          1996
                                   ----------     ----------     ----------   ----------    ----------    ----------


Ratio of Earnings to Fixed
Charges(a)....................        1.62            .20(b)       .74(b)         1.33         1.70          1.41
Ratio of Earnings to Combined
   Fixed Charges and
   Preference Share Dividends
   (a)........................        1.61            .20(b)       .74(b)         1.33         1.69          1.41


----------------


(a) For purposes of computing the ratios, earnings consist of income from continuing operations before income taxes and adjustment for minority interests, plus fixed charges, amortization of capitalized interest and distributed income of unconsolidated affiliates, less equity income in unconsolidated affiliates, capitalized interest and minority interests in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expense on indebtedness (including amortization of deferred financing costs), capitalized interest and the portion of operating lease rental expense that is representative of the interest factor.

(b) For 2000 and 1999, the deficiency of earnings to fixed charges totaled $131,386,000 and $39,984,000, respectively, and the deficiency of earnings to combined fixed charges and preference share dividends totaled $131,483,000 and $40,153,000, respectively. These deficiencies are due mainly to losses from continuing operations incurred in 2000 and 1999, of which pre-tax charges of $77,240,000 in 2000 relate to the write-down of net assets held for sale.

The Capital Trusts had no operations during the periods set forth above.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of our debt securities sets forth general terms and provisions of the debt securities to which any prospectus supplement may relate. Our senior debt securities are to be issued under a senior indenture between us and Bankers Trust Company, as Trustee, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Our subordinated debt securities are to be issued under a subordinated indenture between us and the Trustee the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are sometimes referred to collectively as the "indentures" and each individually as an "indenture." The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

     You should refer to the forms of the indentures and the debt securities for complete information regarding the terms and provisions of the indentures and the debt securities. The senior indenture and the subordinated indenture are substantially identical, except for covenants related to the Capital Trusts and provisions relating to subordination in the subordinated indenture.

GENERAL

     The indentures do not limit the aggregate principal amount of the debt securities which we may issue and provide that we may issue the debt securities from time to time in one or more series. The indentures do not limit the amount of other unsecured or secured debt or the debt securities which we or our subsidiaries may issue.

     Unless otherwise provided in a prospectus supplement, our senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all of our senior indebtedness (which term includes the senior debt securities) as described below under " Subordinated Debt Securities--Subordination" and in the applicable prospectus supplement.

     Because we are a holding company, our rights and the rights of our creditors (including the holders of our debt securities) and shareholders to participate in any distribution of assets of any of our subsidiaries upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary.

     The prospectus supplement relating to the particular debt securities offered will describe the following terms of the offered debt securities:

     o the title of the debt securities and the series in which such debt securities will be included, which may include medium-term notes,

     o the aggregate principal amount of the debt securities and any limit upon such principal amount,

     o    the issuing price of the debt securities,

     o    information about any discount and its calculation,

     o the date or dates, or any method by which such date or dates will be determined, on which the principal of the debt securities will be payable,

     o the rate or rates at which the debt securities will bear interest, if any, which rate may be zero in the case of debt securities issued at an issue price representing a discount from the principal amount payable at maturity, or the method by which such rate or rates will be determined (including, if applicable, any remarketing option or similar method), and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined,

     o the date or dates on which interest, if any, on the debt securities will be payable and any regular record dates applicable to the date or dates on which interest will be so payable,

     o the place or places where the principal of, or any premium or interest on or any additional amounts with respect to the debt securities will be payable, any of the debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and any of the debt securities may be surrendered for conversion or exchange,

     o whether any of the debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option,

     o whether we will be obligated to redeem or purchase any of the debt securities under any sinking fund or analogous provision or at the option of any holder and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed or purchased, in whole or in part, according to the obligation, and any provisions for the remarketing of the debt securities so redeemed or purchased,

     o if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any debt securities to be issued in bearer form will be issuable,

     o whether the debt securities will be convertible into common shares and/or exchangeable for other securities, whether or not issued by us, and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable,

     o if other than the principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of acceleration of the maturity of such principal amount or the method by which such portion will be determined,

     o if other than United States dollars, the currency of payment, including composite currencies, of the principal of, any premium or interest on or any additional amounts with respect to the debt securities,

     o whether the principal of, any premium or interest on or any additional amounts with respect to the securities will be payable, at our election or the election of a holder, in a currency other than that in which the debt securities are stated to be payable and the date or dates on which, the period or periods within which, and the other terms and conditions upon which, such an election may be made,

     o any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts with respect to the debt securities,

     o whether such debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities,

     o whether the debt securities are the senior debt securities or subordinated debt securities and, if the subordinated debt securities, the specific subordination provisions applicable thereto,

     o in the case of the subordinated debt securities, the relative degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other series of the subordinated debt securities or other indebtedness of ours in right of payment, whether such other series of the subordinated debt securities or other indebtedness are outstanding or not,

     o any deletions from, modifications of or additions to the Events of Default or covenants of ours with respect to the debt securities,

     o whether the provisions described below under "Defeasance" will be applicable to the debt securities,

     o whether any of the debt securities are to be issued upon the exercise of warrants, and the time, manner and place for the debt securities to be authenticated and delivered,

     o whether any of the debt securities are to be issuable as registered securities, bearer securities or both, whether debt securities are to be issuable with or without coupons or both and, if issuable as bearer securities, the date as of which the bearer securities will be dated if other than the date of original issuance of the first debt security of that series of like tenor and term to be issued,

     o whether, and under what conditions, we will pay any additional amounts with respect to the debt securities,

     o provisions for electronic issuance of debt securities or issuance of debt securities in uncertificated form,

     o    whether any debt securities will have guarantees,

     o the nature of any material relationship between the trustee and us or any of our affiliates; the percentage of the series of debt securities necessary to require the trustee to take action and what indemnification the trustee may require before taking action, and

     o any other terms of such debt securities and any other deletions from or modifications or additions to the applicable indenture in respect of such debt securities.

     Unless otherwise provided in the related prospectus supplement, the debt securities will be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary or its nominee, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such debt securities.

     We may issue debt securities as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and are sold at a discount below their stated principal amount. Special United States federal income tax and other considerations applicable to original issue discount securities will be described in the related prospectus supplement.

     Unless otherwise described in a prospectus supplement relating to any debt securities, the indentures do not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise affect our capital structure or credit rating. You should refer to the prospectus supplement relating to a particular series of the debt securities for information regarding to any deletions from, modifications of or additions to the Events of Defaults described below or our covenants contained in the indentures, including any addition of a covenant or other provisions providing event risk or similar protection.

CONVERSION AND EXCHANGE

     The terms, if any, on which debt securities of any series are convertible into or exchangeable for common shares, preference shares or other securities, whether or not issued by us, property or cash, or a combination of any of the foregoing, will be set forth in the related prospectus supplement. These terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which the securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as described in the related prospectus supplement.

GLOBAL SECURITIES

     We may issue all or some of the debt securities in book-entry form, which means that global notes, not certificates, will represent the debt securities. If we issue global notes representing any debt securities, then a depository that we select will keep a record of the beneficial interests in the global notes and record any transfers of beneficial interests.

     We will describe any additional requirements as to the form and method of exchange of debt securities in the prospectus supplement.

Modification of Indentures

     Each indenture, our rights and obligations under such indenture and the rights of the holders of one or more series of debt securities issued under such indenture may be modified without the consent of the holders as to matters which do not materially adversely affect the interests of the holders and, as to other matters, with the consent of the holders of not less than a majority of the aggregate principal amount of debt securities at the time outstanding of all series affected by the modification voting as one class. Without the consent of the holder of each debt security affected, however, no modification shall change:

     o    the maturity date of any such debt security,

     o    reduce the principal amount or the amount of any premium payable,

     o reduce the rate, extend the time of payment or change the method of calculation of interest,

     o    reduce any amount payable on redemption, or

     o    reduce the percentage required for any such modification.

     In addition, no modification of the senior indenture subordinating any series of senior debt securities issued under such indenture to any of our other indebtedness is effective against any holder of those senior debt securities without his consent, and no modification of the subordinated indenture subordinating any series of subordinated debt securities issued under such indenture to any of our indebtedness other than senior indebtedness is effective against any holder of those subordinated debt securities without his consent.

     In the case of corresponding subordinated debt securities, so long as any of the related preferred securities remain outstanding, without the prior consent of not less than a majority of the aggregate liquidation amount of such related preferred securities:

     o no modification of the applicable subordinated indenture may be made that adversely affects the holders of such preferred securities in any material respect,

     o no defeasance of the subordinated indenture may occur with respect to such corresponding subordinated debt securities, and

     o no waiver of any event of default with respect to such corresponding subordinated debt securities or waiver of compliance with any covenant under the subordinated indenture applicable to such corresponding subordinated debt securities may be effective.

     Where consent under the subordinated indenture is not effective against any holder without his consent, no such consent shall be given by the Property Trustee without the prior consent of each holder of related preferred securities.

Events of Default

     Each indenture provides that the following are events of default with respect to any series of debt securities issued under such indenture:

     o default in the payment of the principal of, or premium, if any, on any debt security of such series when and as the same shall be due and payable,

     o default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of any debt security of such series,

     o default for 30 days in the payment of any installment of interest on any debt security of such series and the time for payment has not been extended or deferred,

     o default in the performance of any other covenant or agreement in respect of the debt securities of such series contained in the relevant indenture for 60 days after written notice from the Trustee or from the holders of at least 25% in aggregate principal amount of the debt securities then outstanding of all series affected,

     o voluntary bankruptcy, insolvency or reorganization, or consent to any related court appointment of a receiver, liquidator or trustee to us or for any substantial part of our property, or

     o involuntary bankruptcy, insolvency or reorganization, or any court related court appointment of a receiver, liquidator or trustee to us or for a substantial part of our property, which remains in effect for a period of 60 consecutive days.

     An event of default with respect to the debt securities of any series does not necessarily constitute an event of default with respect to any other series of debt securities issued under such indenture.

     The Trustee is required to give notice of any uncured default known to it with respect to a series of debt securities to the holders of debt securities of such series within 90 days of the occurrence of the default, provided that such Trustee may withhold notice to the holders of the debt securities of such series of any default with respect to the debt securities of such series if it considers such withholding to be in the interest of such holders, unless such default is a default in the payment of principal, premium, if any, or interest.

     In the case of an event of default relating to events of bankruptcy, insolvency or reorganization, or any related court appointment of a receiver, liquidator or trustee to us or for any substantial part of our property, all outstanding debt securities plus interest accrued, if any, shall immediately become due and payable without declaration, presentment, demand or notice of any kind by the Trustee or any holder of a debt security. If any other event of default with respect to the debt securities of such series shall have occurred and be continuing, the following persons may declare the principal, or in the case of discounted debt securities of such series, such portion as may be described in the applicable prospectus supplement, of all the debt securities of such series plus interest accrued, if any, to be due and payable immediately:

     o    the Trustee,

     o the holders of not less than 25% in aggregate principal amount of the outstanding debt securities then outstanding, or

     o in the case of events of default that affect all series of debt securities then outstanding, the holders of not less than 25% in the aggregate principal amount of all the debt securities then outstanding treated as one class.

     Subject to the conditions set forth in the indebtedness, any acceleration of the debt securities of any series may be rescinded and annulled by the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series.

     Within four months after the close of each year we must file with the Trustee a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default relating to covenants, agreements and obligations contained in the relevant indenture, and, if so, specifying each such default and the nature of the default.

     Subject to provisions relating to its duties during the continuance of any event of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the relevant indenture at the request, order or direction of any holders of debt securities, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification and subject to the right of the Trustee to decline to follow any holders' directions under specified circumstances, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, with respect to the debt securities of such series.

Consolidation, Merger or Sale

     The indenture provides that we will not consolidate with, merge with or into any other corporation, whether or not we are the surviving corporation, or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless:

     o the successor corporation, if we are not the surviving corporation, is a corporation organized under the laws of the United States or any state or the District of Columbia and expressly assumes in writing all of our obligations under the outstanding debt securities and the indenture,

     o immediately before and after giving effect to the transaction or series of transactions, no event of default, and no default, shall have occurred and be continuing, and

     o we deliver to the trustee an officer's certificate and an opinion of counsel stating that the transaction and the supplemental indenture comply with the indenture.


Transfer

     Debt securities may be registered for transfer or exchanged at the corporate trust office of the Trustee under the applicable indenture or at any other office or agency maintained by us for such purposes, subject to the limitations in the applicable indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of debt securities in global form will be set forth in the applicable prospectus supplement.

     We are not required to issue, exchange or register the transfer of any debt securities during a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of such mailing, or to exchange or register the transfer of the debt securities selected, called or being called for redemption except, in the case of debt securities to be redeemed in part, the portion not to be redeemed.

Defeasance

     Except as otherwise provided with respect to the debt securities of any series, the indenture provides that we shall be discharged from our obligations with respect to any series of debt securities issued at any time prior to the maturity date or redemption when:

     o    we have irrevocably deposited with the Trustee, in trust,

          - sufficient funds to pay the principal of and premium, if any, and interest to, maturity date (or redemption) on, the series of debt securities, or

          - amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the United States Government, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue without consideration of any reinvestment, be sufficient to pay when due the principal of, and premium, if any, and interest to maturity date or redemption on, the debt securities of such series, and

     o we have paid all other sums payable with respect to the debt securities of such series.

     Upon such discharge, the holders of the debt securities of such series shall no longer be entitled to the benefits of the applicable indenture, except for the purposes of registration of transfer and exchange of the debt securities of such series, and replacement of lost, stolen or mutilated debt securities of such series.

Payment and Paying Agent

     Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on a debt security on any interest payment date will be made to the person in whose name such debt security or one or more predecessor debt securities is registered at the close of business on the applicable record date for the payment of such interest.

     Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate with respect to the debt securities of such series for such purpose from time to time. Unless otherwise indicated in the applicable prospectus settlement, the corporate trust office of the Trustee in New York City will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

     All moneys paid by us to a paying agent for the payment of their principal of or any premium or interest on any debt security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us. The holder of such debt security may afterwards look only to us for payment.

Senior Debt Securities-Senior Indebtedness

     The senior debt securities will rank equally with all of our outstanding unsecured debt that is not subordinated by its terms and will constitute part of the Senior Indebtedness for purposes of the subordinated indenture.

     The term "senior indebtedness" includes all of our indebtedness, unless the instrument creating or evidencing the indebtedness or under which the indebtedness is outstanding provides that such obligations are not superior in right of payment to subordinated indebtedness or to our other indebtedness which is equal or subordinated to our subordinated indebtedness.

     The term "indebtedness" means with respect to a person:

     o the principal of and premium, if any, and interest, if any, on, (A) indebtedness of the person for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the person,

     o    all capital lease obligations of the person,

     o all obligations of the person issued or assumed as the deferred purchase price of property, all conditional sale obligations of the person and all obligations of the person under any conditional sale or title retention agreement, excluding trade accounts payable and accrued liabilities in the ordinary course of business,

     o all obligations, contingent or otherwise, of the person in respect of any letters of credit, banker's acceptances, security purchase facilities or similar credit transactions;

     o all obligations in respect of interest rate swap, cap, floor, collar or other agreements, interest rate future or option contracts, currency swap agreements, currency or other future or option contracts and other similar agreements, and

     o all obligations of others of the type referred to above for the payment of which the person is responsible or liable as obligor, guarantor or otherwise.

     The senior indenture does not limit the amount of senior indebtedness which we may issue and does not place any limitation on the amount of indebtedness, including without limitation, secured debt, that we may incur. In addition, the senior indenture places no limitation on the obligations that may be incurred by our subsidiaries.

Subordinated Debt Securities-Subordination

     The subordinated debt securities will constitute part of our subordinated indebtedness and will be subordinate and subject in right of payment to the prior payment in full of all of our senior indebtedness, whether outstanding at the date of the subordinated indenture or incurred after such date.

     All senior indebtedness, including any interest accruing after the commencement of any such proceedings shall first be paid in full before any payment or distribution, whether in cash, securities or other property of the principal of and the premium, if any, or interest on the subordinated debt securities in the event of:

     o any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us or our property,

     o any proceeding for our liquidation, dissolution or other winding up, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

     o    any assignment by us for the benefit of creditors, or

     o    any other marshalling of our assets.

     In such event, any payment or distribution on account of the principal of or premium, if any, or interest on the subordinated debt securities, whether in cash, securities or other property (other than our securities or securities of any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all senior indebtedness at the time outstanding, and to any securities issued under such a plan of reorganization or readjustment), which would, but for the subordination provisions, be payable or deliverable in respect of the subordinated debt securities and shall be paid or delivered directly to the holders of senior indebtedness in accordance with the priorities then existing among such holders until all senior indebtedness, including any interest accruing after the commencement of any such proceedings, shall have been paid in full.

     In the event of any such proceeding, after payment in full of all sums owing with respect to senior indebtedness, the holders of subordinated debt securities, together with the holders of any of our obligations ranking equally with the subordinated debt securities, shall be entitled to be paid from our remaining assets the amounts at any time due and owing on account of unpaid principal of and premium, if any, and interest on the subordinated debt securities and other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any of our capital stock or obligations ranking junior to the subordinated debt securities and such other obligations. If any payment or distribution on account of the principal of or interest on the subordinated debt securities of any character or any security, whether in cash, securities or other property (other than our securities or securities of any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the subordinated debt securities, to the payment of all senior indebtedness at the time outstanding and to any securities issued under any such plan of reorganization or readjustment) shall be received by any holder of any subordinated debt securities in contravention of any of these terms and before all the senior indebtedness shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all senior indebtedness remaining unpaid to the extent necessary to pay all such senior indebtedness in full. By reason of such subordination, in the event of our insolvency, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities having a claim under the terms of such securities may receive less, ratably, than our other creditors. Such subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

     If we were to become insolvent, your claim as a holder of preferred securities, which represents in effect an interest in the corresponding subordinated debt securities, or as a holder of debt securities as part of a Stock Purchase Unit, will be effectively junior to the claims of holders of any indebtedness or preferred stock of our subsidiaries.

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

     The subordinated indenture places no limitation on the amount of additional senior indebtedness that may be incurred by us or on obligations that may be incurred by our subsidiaries. We expect from time to time to incur additional indebtedness constituting senior indebtedness.

     The subordinated indenture provides that the foregoing subordination provisions, as they relate to any particular series of subordinated debt securities, may be changed prior to the issuance of such series. Any such change would be described in the applicable prospectus supplement.

INFORMATION CONCERNING THE TRUSTEE

     We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the Trustee and its affiliates in the ordinary course of business.

     Under each indenture, the Trustee is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters.

CERTAIN PROVISIONS RELATING TO THE CORRESPONDING SUBORDINATED DEBT SECURITIES

General

     The corresponding subordinated debt securities may be issued in one or more series of subordinated debt securities under the subordinated indenture with terms corresponding to the terms of a series of related preferred securities issued by a Capital Trust. Concurrently with the issuance of a Capital Trust's preferred securities, such Capital Trust will invest the proceeds and the consideration paid by us for the common securities in a series of corresponding subordinated debt securities issued by us to such Capital Trust. Each series of corresponding subordinated debt securities will be in the principal amount equal to the aggregate stated liquidation amount of the related preferred securities and the common securities of such Capital Trust and will rank equally with all other series of subordinated debt securities. Holders of the related preferred securities for a series of corresponding subordinated debt securities will have the rights in connection with modifications to the subordinated indenture or upon occurrence of an event of default under the trust agreement relating to corresponding subordinated debt securities described under "--Modification of Indentures," and "--Events of Default," and under "--Certain Provisions Relating to the Corresponding Debt Securities--Enforcement of Certain Rights by Holders of Preferred Securities" below, unless provided otherwise in the prospectus supplement for such related preferred securities.

     We will covenant, as to each series of corresponding subordinated debt securities:

     o to maintain directly or indirectly 100% ownership of the common securities of the Capital Trust to which the corresponding subordinated debt securities have been issued, provided that successors which are permitted under the subordinated indenture may succeed to our ownership of the common securities,

     o not to voluntarily dissolve, wind-up or liquidate any Capital Trust, except (a) in connection with a distribution of corresponding subordinated debt securities to the holders of the preferred securities in liquidation of such Capital Trust or (b) in connection with mergers, consolidations or amalgamations permitted by the related trust agreement, and

     o to use reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the Capital Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

     For additional covenants relating to payment of expenses of the Capital Trust, see "Description of Preferred Securities--Payment of Expenses."

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

Option To Extend Interest Payment Date

     If provided in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of any series of corresponding subordinated debt securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the maturity date of such series of corresponding subordinated debt securities. United States federal income tax consequences and special considerations applicable to any such corresponding subordinated debt securities will be described in the applicable prospectus supplement.

Redemption

     Unless otherwise indicated in the applicable prospectus supplement, we may, at our option, redeem the corresponding subordinated debt securities of any series in whole at any time or in part from time to time. corresponding subordinated debt securities may be redeemed in the denominations as set forth in the applicable prospectus supplement. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any corresponding subordinated debt security so redeemed shall equal any accrued and unpaid interest as of the redemption date, plus the principal amount. Unless otherwise specified in the applicable prospectus supplement, we may not redeem a series of corresponding subordinated debt securities in part unless all accrued and unpaid interest has been paid in full on all outstanding corresponding subordinated debt securities of such series for all interest periods terminating on or prior to the date fixed for redemption.

     We may, at our option, redeem the corresponding subordinated debt securities held by a Capital Trust in whole but not in part at any time within 90 days after the occurrence of one of the following events:

     o The Capital Trust receives an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, change or any announced proposed change in, the laws or regulations of the United States or any related political subdivision or taxing authority, or as a result of any official administrative written decision, pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the applicable series of corresponding subordinated debt securities, there is more than an insubstantial risk that:

          - the Capital Trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the corresponding series of corresponding subordinated debt securities,

          - interest payable by us on such series of corresponding subordinated debt securities is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes, or

          - the Capital Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges,

     o The Capital Trust receives an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Capital Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended, which change in the Investment Company Act becomes effective on or after the date of original issuance of the series of preferred securities issued by the Capital Trust.

     Unless otherwise specified in the applicable prospectus supplement, the redemption price for any such corresponding subordinated debt securities shall be equal to 100% of the principal amount of such corresponding subordinated debt securities then outstanding plus accrued and unpaid interest to the date fixed

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

for redemption. For so long as the applicable Capital Trust is the holder of all such outstanding corresponding subordinated debt securities, the proceeds of any such redemption will be used by the Capital Trust to redeem the corresponding trust securities in accordance with their terms.

Restrictions On Certain Payments

     We will, unless otherwise provided in the applicable prospectus supplement, covenant, as to each series of corresponding subordinated debt securities, that we will not:

     o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, or

     o make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including other corresponding subordinated debt securities) that rank equally with or junior in interest to the corresponding subordinated debt securities or make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries if such guarantee ranks equally with or junior in interest to the corresponding subordinated debt securities (other than (a) dividends or distributions in our common stock, (b) redemptions or purchases of any rights under our rights agreement, or any successor to such rights agreement, and the declaration of a dividend of such rights or the issuance of stock under such plans in the future, (c) payments under any guarantee, and (d) purchases of common stock related to the issuance of common stock under any of our benefit plans for directors, officers or employees) if at such time:

          - there shall have occurred any event of which we had actual knowledge (1) that with the giving of notice or the lapse of time, or both, would constitute an event of default under the subordinated indenture with respect to the corresponding subordinated debt securities of such series and (2) in respect of which we shall not have taken reasonable steps to cure,

          - if such corresponding subordinated debt securities are held by a Capital Trust which is the issuer of a series of related preferred securities, we shall be in default with respect to its payment of any obligations under the guarantee relating to such preferred securities, or

          - we shall have given notice of its selection of an extension period as provided in the subordinated indenture with respect to the corresponding subordinated debt securities of such series and shall not have rescinded such notice, or such extension period, or any extension, shall be continuing.

Enforcement Of Certain Rights By Holders Of Preferred Securities

     If we fail to pay the principal of, the premium, if any, or the interest on a series of corresponding subordinated debt securities on the date such interest, premium or principal is due and payable within the applicable cure period, a holder of related preferred securities may institute a legal proceeding directly against us for enforcement of payment to such holder of the principal of, premium, if any, or interest on such corresponding subordinated debt securities. The principal amount of such corresponding subordinated debt securities shall equal the aggregate liquidation amount of the related preferred securities of such holder. The holder of at least a majority in aggregate liquidation amount of preferred securities of the Capital Trust must consent to any waiver of an event of default with respect to the series of subordinated debt securities held by the Capital Trust and each such holder must consent to any supplemental indenture that would adversely affect the interests of such holders.

                          DESCRIPTION OF CAPITAL STOCK

     We may issue, from time to time, shares of one or more series or classes of our common or preferred stock. The following summary description sets forth some of the general terms and provisions of the stock. We will describe the specific terms of any series of stock that we issue as part of this offering in an applicable prospectus supplement. To the extent the description contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the stock, you should refer to the provisions of our certificate of incorporation, bylaws and the applicable prospectus supplement before you purchase these securities.

     In this description of capital stock, the words "Covanta," "our Company," "we," "us" or "our" refer only to Covanta Energy Corporation and not to any of its subsidiaries, unless we expressly state otherwise or the context otherwise requires.

GENERAL

     Authorized, Issued and Outstanding Capital Stock. Our certificate of incorporation authorizes 80,000,000 shares of common stock, par value $0.50 per share, and 4,000,000 shares of preferred stock, par value $1.00 per share. Our Board of Directors has authority to divide the preferred stock into one or more series and has broad authority to fix and determine the relative rights and preferences of the shares of each such series. The only issued and outstanding series of authorized preferred stock is Series A preferred stock. As of April 9, 2001, there were 49,754,105 shares of common stock outstanding and 35,312 shares of preferred stock outstanding.

     Fully Paid. The issued and outstanding shares of common stock and preferred stock are, and any shares of common stock issued as securities and any shares of common stock issuable upon the exercise of warrants for common stock or upon conversion or exchange of debentures or preferred stock that are convertible into or exchangeable for common stock will be, duly authorized, validly issued, fully paid and non-assessable.

COMMON STOCK

     Listing. Our common stock is listed on the New York Stock Exchange under the trading symbol "COV."

     Dividends. After the requirements in respect of dividends upon any issued and outstanding series of preferred stock have been met to the end of the then current quarterly dividend period for any such series of preferred stock, the holders of common stock are entitled to receive, out of any of our remaining net profits or net assets available for dividends, such dividends as may from time to time be declared by our Board of Directors. Holders of common stock are entitled to share ratably in any dividends so declared to the exclusion of the holders of the shares of any series of preferred stock, except as otherwise expressly provided in the Certificate, as in the case of the Series A preferred stock which, as described below, is entitled to participate with the common stock as to dividends.

     Rights Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of us, after payment in full of any amounts payable upon any such liquidation, dissolution or winding up, together with all dividends accrued or in arrears in respect of any series of preferred stock, the holders of common stock are entitled, to the exclusion of the holders of shares of any series of preferred stock, to share ratably per share of common stock in all of our assets then remaining. The Certificate does not allow us to purchase any shares of common stock unless we have paid and set aside a sum sufficient to pay all past and current dividends with respect to shares of Series A preferred stock then issued and outstanding. We are not presently in arrears on the payment of dividends with respect to the Series A preferred stock and are, therefore, not currently restricted by this provision.

     Voting Rights. The holders of common stock possess full voting power with respect to the election of directors and all other purposes, except as limited by the Delaware General Corporation Law and except as described below. Each holder of common stock is entitled to one vote for each full share of common

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

stock then issued and outstanding and held in such record holder's name. Holders of common stock vote together with the holders of Series A preferred stock and would vote together with the holders of any other series of preferred stock which may be issued and entitled to vote in such manner, and not as a separate class. The Certificate does not provide for either preemptive rights or cumulative voting with respect to common stock or preferred stock.

     Additional Rights. On September 20, 1990, our Board of Directors declared a dividend distribution of one right for each outstanding share of common stock, payable on October 2, 1990 to the stockholders of record as of the close of business on such date. On September 28, 2000, our Board of Directors amended and restated the rights Agreement governing the rights. Each of these rights, when exercisable, entitles the registered holder to purchase from us one one-hundredth of a share of our cumulative participating preferred stock, par value $1.00 per share, at a price of $80.00 per one one-hundredth of a share, subject to adjustments in accordance with the Rights Agreement. These rights trade together with the common stock and cannot be exercised or traded separately until a person becomes an Acquiring Person. The rights and the terms of the agreement which governs them are described below under "--Certain Provisions--Share Purchase Rights."

     Registrar and Transfer Agent. The registrar and transfer agent for the common stock is the Bank of New York.

PREFERRED STOCK

     Listing. Our Series A preferred stock is listed on the New York Stock Exchange under the trading symbol "COV."

     Our Board of Directors can, without approval of the stockholders, authorize series of preferred stock and fix and determine the terms, limitations and relative rights and preferences of any shares of preferred stock that it issues. These terms, limitations, rights and preferences will be set forth in the applicable prospectus supplement. If shares of preferred stock are convertible into shares of common stock in accordance with the terms of such preferred stock, the specific terms pertaining to any such conversion right will also be set forth in the applicable prospectus supplement.

     Option to Convert to Common Stock. Each share of Series A preferred stock is currently convertible at the option of the holder into 5.97626 fully paid and nonassessable shares of common stock, subject to adjustment for dilutive events as specified in the Certificate.

     Dividends. The minimum dividend rate payable with respect to the Series A preferred stock is $1.875 per share per annum. Subject to adjustments set forth in the Certificate, the holders of Series A preferred stock are also entitled to receive an additional amount per share equal to 150% of the amount, if any, by which the dividend paid or any cash distribution made on the common stock in the preceding quarter exceeded $0.0667 per share. Dividends payable with respect to Series A preferred stock are cumulative, such that unless we have paid such dividends or have declared and set aside a sum sufficient for the payment in respect of all shares of Series A preferred stock then outstanding, then no dividends (other than dividends payable in kind) may be declared or paid in respect of shares of common stock.

     Rights Upon Liquidation, Dissolution or Winding Up. In the event of our liquidation, dissolution or winding up (whether voluntary or involuntary), the holders of preferred stock are entitled to receive out of our assets available for distribution such amounts as are specified for each particular series, together with all dividends accrued or in arrears, before the holders of common stock are entitled to any distributions out of the remaining assets. In the event of a voluntary liquidation, dissolution or winding up, the holders of Series A preferred stock are entitled to receive $50.00 per share together with all dividends accrued or in arrears. In the event of any involuntary liquidation, dissolution or winding up, the holders of Series A preferred stock are entitled to receive $20.15 per share together with all dividends accrued or in arrears.

     Redemption by Covanta. We may redeem the outstanding shares of Series A preferred stock at any time at a redemption price of $50.00 per share plus all dividends accrued or in arrears.

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

     Voting Rights. The holders of Series A preferred stock are entitled to one-half vote for each share of Series A preferred stock and except as described below, vote together as a class with the holders of common stock. However, if at any time dividends with respect to the Series A preferred stock have not been paid in an amount equal to or exceeding the dividends payable in respect of six quarterly periods, then the holders of Series A preferred stock, voting as a separate class with each share of Series A preferred stock having one vote, are entitled to elect two additional directors to the Board of Directors at the next annual meeting of stockholders in lieu of voting together with the holders of common stock in the election of directors, with such right continuing until all dividends in default have been paid. In addition, the separate consent or approval of at least two-thirds of the number of shares of any series of preferred stock then outstanding is required before we can issue shares of capital stock having preference or priority over such series or undertake other extraordinary transactions, as specified in the Certificate, that may have the effect of adversely affecting the rights of such series.

     Additional Class. As described below under "--Certain Provisions-Share Purchase Rights," an additional class of preferred stock has been authorized as of the date of this prospectus, but no shares of this class is currently issued or outstanding.

DESCRIPTION OF DEPOSITARY SHARES

     We may, at our option, elect to offer fractional shares of preferred stock, or "depositary shares", rather than full shares of preferred stock. In the event, we will issue receipts for depositary shares, and each receipt will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement.

     The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between us and the depositary named in the applicable prospectus supplement. Subject to terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all rights and preferences of the preferred stock, including dividend, voting, redemption, subscription and liquidation rights. The term of any depositary shares will be described in the applicable prospectus supplement and the provisions of the deposit agreement, which will be filed with the SEC.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OUR CHARTER AND BYLAWS

     The provisions of our certificate of incorporation and by-laws and the other arrangements summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     The description of the Rights Agreement in "--Share Purchase Rights" is qualified in its entirety by reference to our Registration Statement on Form 8-A dated September 28, 1990, incorporated by reference in this prospectus.

     Board of Directors. The Board of Directors is divided into three classes that are elected for staggered three year terms. This means that only one-third of our directors are elected each year.

     Issuance of Preferred Stock. The power of the Board of Directors to establish one or more series of preferred stock with those rights, preferences, privileges and limitations as the Board of Directors fixes, could have the effect of impeding or discouraging the acquisition of control of us.

     Business Combinations. Our Certificate contains supermajority voting provisions relating to the approval of business combinations with any person who is the beneficial owner of 10% or more of our voting stock, except for us, our subsidiaries or certain employee benefits plans and their trustees, unless the business combination been approved by the vote of a majority of the continuing directors of our Board of Directors and satisfies other requirements set forth in the Certificate. The required "supermajority vote" consists of the affirmative vote of the holders of 80% or more of our voting stock voting together as single class.

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

     Our "voting stock" is all our capital stock which by its terms may vote on all matters submitted to our stockholders generally.

     A "continuing director of Covanta" means any member of our Board of Directors, who, while serving as a member of the Board of Directors is not an affiliate, associate or representative of any affiliate or associate of us which was the beneficial owner of 10% or more of our voting stock at any time in the two years prior to the date in question and whose term as a member of the Board of Directors satisfies certain duration requirements. A "continuing director" may also be successors to such Board of Directors members.

     Amendments to the Certificate of Incorporation. The Certificate provides that the following provisions, including the provision that so provides, cannot be repealed or amended in any respect, nor may any provision be adopted that is inconsistent with the following provisions, without a supermajority vote of stockholders:

     o    the prohibition on cumulative voting for directors,

     o the minimum and maximum number of directors and the requirement of a classified board,

     o the requirement that holders of our common stock are entitled to one vote per share, and

     o the provision requiring an 80% supermajority vote and imposing related requirements with respect to extraordinary corporate transactions.

     The above supermajority voting requirements do not apply to any amendment, repeal or adoption recommended by our Board of Directors if a majority of our Board of Directors then in office consists of persons who would be eligible to serve as continuing directors.

     Provisions Relating to Meetings of Stockholders.

     o Notice Requirement. Our stockholders can submit proposals for action by the stockholders at an annual meeting, if the stockholders follow advance notice procedures described in our Bylaws. These procedures include delivering a timely written notice to our Secretary. To be timely, a stockholder's notice must be received at our principal executive offices, not less than 50 days nor more than 75 days prior to the date of the annual meeting; provided that if less than 65 days' notice or prior public disclosure of the date of such meeting has been given or made to the stockholders, a stockholder's notice must be received no later than the close of business on the 15th day following the day on which such notice was mailed or such disclosure was made.

     o No Action by Consent Without a Meeting. The Certificate stipulates that no action can be taken except at an annual or special meeting.

     o Special Meetings. The Bylaws only allow special meetings of the stockholders if requested by the Chairman or Vice-Chairman of the Board of Directors or by a majority of the Board of Directors.

     Share Purchase Rights.

     o General. On September 20, 1990, our Board of Directors declared a dividend distribution of one right for each outstanding share of common stock, payable on October 2, 1990 to the stockholders of record as of the close of business on such date. On September 28, 2000, our Board amended and restated the Rights Agreement governing the rights. Each right, when exercisable, entitles the registered holder to purchase from us one one-hundredth of a share of our cumulative participating preferred stock, par value $1.00 per share at a price of $80 per one one-hundredth of a share, subject to adjustments set forth in the Rights Agreement. The rights are governed by an Amended and Restated Rights Agreement, under which the rights will expire on October 2, 2010, unless earlier redeemed by us as described below.

     o Exercise of the Rights. The rights trade together with the common stock. They cannot be exercised or traded separately until the close of business on the "distribution date." The distribution date occurs ten days after a person or group of affiliated or associated persons has acquired, obtained the right to acquire or commenced a tender or exchange offer, or filed a registration statement under the Securities Act with respect to a contemplated exchange offer, to acquire beneficial ownership of 15% or more of the outstanding shares of common stock (each, an "Acquiring Person"). As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of common stock as of the close of business on the distribution date, and such separate certificates alone will evidence the rights. The purchase price payable, and the number of shares of common stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution.

          In the event that any person becomes an Acquiring Person, each holder of a right, other than the Acquiring Person and its transferees, will afterwards have the right to receive, upon exercise of a right, that number of shares of our common stock having a market value of two times the exercise price of the right. In the event that, at any time after the rights become exercisable, we are acquired in a merger or other business combination, each holder of a right, other than the Acquiring Person and its transferees, shall afterwards have the right to receive, upon the exercise at the then current exercise price of the right, that number of shares of common stock of the surviving company (or its parent company or other controlling entity) which at the time of such transaction would have a market value of two times the exercise price of the right.

          At any time after the rights become exercisable and prior to the time that any person or group becomes the beneficial owner of 50% or more of the outstanding common stock, the Board of Directors may exchange the rights, other than rights held by any Acquiring Person or its transferees, for common stock at a ratio of one share of common stock per right, subject to certain adjustments set forth in the Rights Agreement.

          At any time prior to the close of business on the date that rights holders become entitled to purchase our common stock or the common stock of the surviving entity if we are not the surviving entity, we may redeem the rights in whole, at a price of $.01 per right, subject to adjustments set forth in the Rights Agreement. Immediately upon the action of the Board of Directors redeeming the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

          Until a right is exercised, the holder, as such, will have no rights as a stockholder of us, including no right to vote or to receive dividends.

          At any time prior to the time that an Acquiring Person has become such, we may amend the Amended and Restated Rights Agreement and the terms of the rights in any manner we deem necessary or desirable. Afterwards, the Amended and Restated Rights Agreement and the terms of the rights may be amended by us only in a manner that does not adversely affect the interests of the holders of the rights (other than an Acquiring Person). Notwithstanding the foregoing, the Amended and Restated rights Agreement may not be amended to reinstate a right of redemption if the rights are not then redeemable or to decrease the redemption price.

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

     o Terms of the Junior Preferred Stock. The junior preferred stock purchasable upon exercise of the rights will not be redeemable. Each share of junior preferred stock will be entitled to a minimum preferential quarterly dividend payable of $1.00 but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the junior preferred stock will be entitled to a minimum preferential liquidation payment of $40 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of junior preferred stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of junior preferred stock will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the junior preferred stock's dividend and liquidation rights, the value of the one one-hundredth interest in a share of junior preferred stock purchasable upon exercise of each right should approximate the value of one share of common stock.

                             DESCRIPTION OF WARRANTS

     We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with our debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A copy of the warrant agreement will be filed with the Securities and Exchange Commission in connection with the offering of warrants.

GENERAL TERMS OF ALL WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities, common stock or preferred stock will describe the terms of those warrants, including the following:

     o    the title of the warrants,

     o    the offering price for the warrants, if any,

     o    the aggregate number of the warrants,

     o the dates on which the right to exercise the warrants will commence and expire,

     o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time,

     o the currency or currency units in which the offering price, if any, and the exercise price are payable,

     o if applicable, a discussion of material United States federal income tax considerations,

     o    anti-dilution provisions of the warrants, if any,

     o    redemption or call provisions, if any, applicable to the warrants,

     o any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants, and

     o    any other information we think is important about the warrants.

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

ADDITIONAL TERMS OF DEBT WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the following additional terms:

     o the designation and terms of the debt securities purchasable upon exercise of the warrants,

     o if applicable, the designation and terms of the debt securities with which the warrants are issued with and the number of warrants issued with each debt security,

     o if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable,

     o the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise,

     o whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form, and

     o    information relating to book-entry procedures, if any.

ADDITIONAL TERMS OF STOCK WARRANTS

     The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the following additional terms:

     o the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants,

     o if applicable, the designation and terms of the securities with which the warrants are issued with and the number of warrants issued with each security,

     o if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable, and

     o the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise.



                     DESCRIPTION OF STOCK PURCHASE CONTRACTS
                            AND STOCK PURCHASE UNITS

     We may issue contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. These contracts are called "stock purchase contracts." The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, trust preferred securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the common stock or preferred stock under the stock purchase contracts, which we refer to as "stock purchase units." The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

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

     The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                       DESCRIPTION OF PREFERRED SECURITIES

     The following description sets forth general terms and provisions of the preferred securities to which any prospectus supplement may relate. The particular terms of the preferred securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the preferred securities so offered will be described in the prospectus supplement relating to such preferred securities. The prospectus supplement will also set forth with respect to the particular preferred securities offered, the specific designation;

     o    the number of securities,

     o    the liquidation amount per security,

     o    any listing on a securities exchange,

     o    the distribution rate or method of calculation,

     o the dates on which distributions shall be payable and dates from which distributions shall accrue,

     o    voting rights, if any,

     o    terms for any conversion or exchange into other securities,

     o    any redemption or sinking fund provisions,

     o any other rights, preferences, privileges, limitations or restrictions relating to the preferred securities, and

     o the terms upon which the proceeds of the sale of the preferred securities shall be used to purchase a specific series of our corresponding subordinated debt securities.

     Under the terms of the trust agreement for each Capital Trust, the Administrative Trustees, on behalf of such Capital Trust, are authorized to issue the preferred securities and the common securities. The preferred securities of a particular issue will represent preferred beneficial ownership interests in the assets of each Capital Trust, and the holders of the preferred securities will be entitled to a preference in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the common securities of such Capital Trust, as well as other benefits as described in the corresponding trust agreement. This summary of general provisions of the preferred securities and the trust agreement, together with the applicable prospectus supplement, will describe the material terms of the preferred securities. You should refer to the provisions the applicable trust agreement, including the definitions in the agreement, for complete information regarding the terms and provisions of the trust agreement. Wherever particular defined terms of a trust agreement (as amended or supplemented from time to time) are referred to in this prospectus or in a prospectus supplement, such defined terms are incorporated by reference. The form of the trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. Each Capital Trust is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

GENERAL

     The preferred securities of a Capital Trust will rank equally, and payments will be made ratably, with the common securities of such Capital Trust except as described under "--Subordination of Common Securities." Legal title to the corresponding subordinated debt securities will be held in the name of such Capital Trust in trust for the benefit of the holders of the related preferred securities and common securities. The guarantee agreement executed by us for the benefit of the holders of a Capital Trust's preferred securities will be a guarantee on a subordinated basis with respect to the related preferred securities but will not guarantee payment of distributions or amounts payable on

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

redemption or liquidation of the preferred securities when the related Capital Trust does not have funds on hand available to make such payments. See "Description of Guarantees."

DISTRIBUTIONS

     Distributions on the preferred securities will be cumulative and will accumulate whether or not there are funds of the applicable Capital Trust for the payment of distributions. Distributions will accrue from and will be payable on such dates as are specified in the applicable prospectus supplement. Except as specified in the applicable prospectus supplement, in the event that any date on which distributions are payable on the preferred securities is not a business day, payment of the distribution payable on such date will be made on the next succeeding day that is a business day without any interest or other payment in respect to any such delay, except that, if such next succeeding business day is in the next succeeding calendar year, payment of such distribution shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date. Except as specified in the applicable prospectus supplement, a "business day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in New York City are authorized or required by law to remain closed or a day on which the corporate trust office of the Property Trustee or the Trustee under the subordinated indenture is closed for business.

     Distributions on each preferred security will be payable at a rate specified in the prospectus supplement for such preferred securities. The amount of distributions payable will be computed on the basis of a 360-day year of twelve 30-day months and the actual days elapsed in a partial month in a period unless otherwise specified in the applicable prospectus supplement. Distributions to which holders of preferred securities are entitled will accumulate additional distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term "distributions" includes any such additional distributions unless otherwise stated.

     If provided in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of any series of corresponding subordinated debt securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such extension period may not extend beyond the maturity date of such series of corresponding subordinated debt securities. United States federal income tax consequences and special considerations applicable to any such corresponding subordinated debt securities will be described in the applicable prospectus supplement. As a consequence of any such extension, during any such extension period, distributions on the corresponding preferred securities would also be deferred by the applicable Capital Trust. During any such extension period, quarterly distributions will continue to accumulate, compounded on a quarterly basis, to the extent permitted by applicable law.

     If we give notice of its election of an extension period with respect to the corresponding subordinated debt securities of a series and shall not have rescinded such notice, or such extension period, or any extension of such period, shall be continuing, we may not make the payments described in "Description of the Debt Securities--Certain Provisions Relating to Corresponding Subordinated Debt Securities--Restrictions on Certain Payments."

     The revenue of each Capital Trust available for distribution to holders of its preferred securities will be limited to payments under the corresponding subordinated debt securities in which the Capital Trust will invest the proceeds from the issuance and sale of its trust securities. If we do not make interest payments on such corresponding subordinated debt securities, the Property Trustee will not have funds available to pay distributions on the related preferred securities. If and to the extent the Capital Trust has funds legally available for the payment of such distributions and cash sufficient to make such payments, the payment of distributions is guaranteed by us on a limited basis as described in "Description of Guarantees."

     Distributions on the preferred securities will be payable to the holders as they appear on the register of such Capital Trust on the relevant record dates, which, as long as the preferred securities remain in book-entry form, will be one business day prior to the relevant distribution date. In the event any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be the date 15 days prior to the relevant distribution date.

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

PAYMENT OF EXPENSES

     We, as the borrower, have agreed under the subordinated indenture to pay all debts and obligations (other than with respect to the trust securities) and all costs and expenses of the applicable Capital Trust, including, but not limited to, all costs and expenses relating to the organization of the applicable Capital Trust, the fees and expenses of the Property Trustee, the Delaware Trustee and the Administrative Trustees and all costs and expenses relating to the operation of the applicable Capital Trust (other than with respect to the trust securities). We have also agreed to pay any and all taxes, duties, assessments or other governmental charges of whatever nature (other than United States withholding taxes) imposed by the United States or any other taxing authority, so that the net amounts received and retained by the applicable Capital Trust after paying such fees, expenses, debts and obligations will be equal to the amounts the applicable Capital Trust would have received and retained had no such fees, expenses, debts and obligations been incurred by or imposed on the applicable Capital Trust. Our foregoing obligations are for the benefit of, and shall be enforceable by, any person to whom such fees, expenses, debts and obligations are owed, whether or not such creditor has received notice of the obligation. Any such creditor may enforce our obligations directly against us, and we have agreed to irrevocably waive any right or remedy to require that any such creditor take any action against the applicable Capital Trust or any other person before proceeding against us. We shall execute additional agreements as may be necessary to give these provisions full effect.

REDEMPTION OR EXCHANGE

     Upon the repayment or redemption, in whole or in part, of any corresponding subordinated debt securities, whether at maturity or upon earlier redemption, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a like amount of the trust securities, upon not less than 30 nor more than 60 days notice, at a redemption price equal to the aggregate liquidation amount of such trust securities plus accumulated but unpaid distributions to the date fixed for redemption and the related amount of the premium, if any, paid by us upon the concurrent redemption of such corresponding subordinated debt securities. If fewer than all of any series of corresponding subordinated debt securities are to be repaid or redeemed on a redemption date, then the proceeds from such repayment or redemption shall be ratably allocated to the redemption (based on liquidation amounts) of the related common securities and preferred securities. The particular preferred securities to be redeemed shall be selected by the Property Trustee from outstanding preferred securities not previously called for redemption, by means that the Property Trustee deems fair and appropriate.

     We will have the right to redeem any series of corresponding subordinated debt securities on such terms as may be specified in the applicable prospectus supplement.

     "Like amount" means (i) with respect to a redemption of any series of trust securities, trust securities of such series having a liquidation amount equal to the principal amount of corresponding subordinated debt securities to be contemporaneously redeemed in accordance with the subordinated indenture, allocated to the common securities and the preferred securities based upon the relative liquidation amounts of such classes and the proceeds of which will be used to pay the redemption price of such trust securities, and (ii) with respect to a distribution of corresponding subordinated debt securities to holders of any series of trust securities in connection with a dissolution or liquidation of the related Capital Trust, corresponding subordinated debt securities having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such corresponding subordinated debt securities are distributed.

     "Liquidation amount" means the stated amount per trust security specified in the applicable prospectus supplement.

REDEMPTION AND EXCHANGE PROCEDURES

     Preferred securities redeemed on each redemption date shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the corresponding subordinated debt securities. Redemptions of the preferred securities shall be made and the redemption price shall be payable on each redemption date only to the extent that the related Capital Trust has funds on hand available for the payment of such redemption price. See "--Subordination of Common Securities."

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

     If a Capital Trust gives a notice of redemption in respect of its preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with the Deposit Trust Company ("DTC") funds sufficient to pay the applicable redemption price and will give DTC irrevocable instructions and authority to pay the redemption price to the holders of such preferred securities. If such preferred securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing such preferred securities. Notwithstanding the foregoing, distributions payable on or prior to the redemption date for any preferred securities called for redemption shall be payable to the holders of such preferred securities on the relevant record dates for the related Distribution Dates.

     If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business (New York City time) on the date of such deposit, all rights of the holders of such preferred securities so called for redemption will cease, except the right of the holders of such preferred securities to receive the redemption price and any unpaid distribution payable on or prior to the redemption date, in each case without interest, and such preferred securities will cease to be outstanding. Except as specified in the applicable prospectus supplement, in the event that any redemption date is not a business day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a business day except that, if such succeeding business day falls in the next calendar year, such payment will be paid on the immediately preceding business day, in each case, with the same force and effect as if made on such date. In the event that payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the Capital Trust or by us under the guarantee as described under "Description of Guarantees," distributions on such preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the Capital Trust for such preferred securities to the date such redemption price is actually deposited with DTC or the paying agent, as applicable, in which case such date will be the date fixed for redemption for purposes of calculating the redemption price; provided that if the redemption price is not deposited by 12:00 noon on such date, the next succeeding business day shall be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law including, without limitation, United States federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the preferred securities and any distribution of corresponding subordinated debt securities to holders of preferred securities shall be made to the applicable recordholders as they appear on the register for such preferred securities on the relevant record date, which shall be one business day prior to the relevant redemption date or liquidation date, as applicable; provided, however, that in the event that any preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be a date at least 15 days prior to the redemption date or liquidation date, as applicable, as specified in the applicable prospectus supplement.

     If fewer than all of the preferred securities and common securities issued by a Capital Trust are to be redeemed on a redemption date, then the aggregate liquidation amount of such preferred securities and common securities to be redeemed shall be allocated to the preferred securities and the common securities based upon the relative liquidation amounts of such classes. The particular preferred securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the Property Trustee from the outstanding preferred securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate. This method may provide for the selection for redemption of portions of the aggregate liquidation amount of preferred securities of a denomination larger than the liquidation amount equal to the liquidation amount or an integral multiple of the excess liquidation amount. The Property Trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of each trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption price of, each Capital Trust's preferred securities and common securities, as applicable, shall be made ratably based on the liquidation amount of such preferred securities and common securities; provided, however, that if on any distribution date or redemption date an event of default with respect to any subordinated debt security shall have occurred and be continuing, no payment of any distribution on, or redemption price of, any of such Capital Trust's common securities, and no other payment on account of the redemption, liquidation or other acquisition of such common securities, shall be made unless payment in full in cash of all accumulated and unpaid distributions on all of the Capital Trust's outstanding preferred securities for all distribution periods terminating on or before such period, or in the case of payment of the redemption price the full amount of such redemption price on all of the Capital Trust's outstanding preferred securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the Capital Trust's preferred securities then due and payable.

     In the case of any event of default with respect to any subordinated debt security, we, as holder of such Capital Trust's common securities, will be deemed to have waived any right to act with respect to any such event of default under the applicable trust agreement until the effect of all such events of default with respect to such preferred securities has been cured, waived or otherwise eliminated. Until any such events of default under the applicable trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such preferred securities and not on our behalf as holder of the Capital Trust's common securities, and only the holders of such preferred securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Unless otherwise specified in the applicable prospectus supplement, we have the right at any time to terminate any Capital Trust and, after satisfaction of the liabilities of the creditors of such Capital Trust as provided by applicable law, cause such corresponding subordinated debt securities in respect of the preferred securities and common securities issued by such Capital Trust to be distributed to the holders of such preferred securities and common securities in liquidation of such Capital Trust.

     Under each trust agreement, each Capital Trust shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of:

     o    bankruptcy, dissolution or our liquidation,

     o the distribution of a like amount of the corresponding subordinated debt securities to the holders of its trust securities, if we, as sponsor, have given written direction to the Property Trustee to dissolve such Capital Trust (which direction is optional and wholly within our discretion, as sponsor),

     o redemption of all of the Capital Trust's preferred securities as described under "Description of Preferred Securities-Redemption or Exchange", and

     o the entry of an order for the dissolution of such Capital Trust by a court of competent jurisdiction.

     If an early dissolution occurs as described in the first second and third point above, the Capital Trust shall be liquidated by the Issuer Trustee as expeditiously as the Issuer Trustee determines to be possible by distributing, after satisfaction of liabilities to creditors of such Capital Trust as provided by applicable law, to the holders of such trust securities a like amount of the corresponding subordinated debt securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of such Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of such Capital Trust as provided by applicable law, an amount equal to, in the case of holders of preferred securities, the aggregate of the liquidation amount plus accrued and unpaid distributions to the date of payment. If such liquidation distribution can be paid only in part because such Capital Trust has insufficient assets available to pay in full the total liquidation distribution, then the amounts payable directly by such Capital Trust on its preferred securities shall be paid. The holder of such Capital Trust's common securities will be entitled to receive distributions upon any such liquidation ratably with the holders of its preferred securities, except that if a subordinated debt security event of default has occurred and is continuing, the preferred securities shall have a priority over the common securities. A supplement to the subordinated indenture may provide that if an early dissolution occurs as described in clause (iv) above, the corresponding subordinated debt securities may be subject to optional redemption in whole but not in part.

     After the date fixed for any distribution of corresponding subordinated debt securities for any series of preferred securities (i) such series of preferred securities will no longer be deemed to be outstanding, (ii) certificates representing the corresponding subordinated debt securities to be delivered upon such distribution will be issued to the holders of the certificates for the trust securities upon surrender of such certificates for exchange, (iii) we shall use our reasonable efforts to have the subordinated debt securities listed on the exchange, interdealer quotation system or self-regulatory system as the preferred securities are then listed and (iv) any certificates representing such series of preferred securities not so exchanged will be deemed to represent the corresponding subordinated debt securities having a principal amount equal to the stated liquidation amount of such series of preferred securities, and accruing interest at the rate provided for in the debt securities until such certificates are presented to the Administrative Trustees or his agent for transfer or reissuance.

     There can be no assurance as to the market prices for the preferred securities or the corresponding subordinated debt securities that may be distributed in exchange for preferred securities if a dissolution and liquidation of a Capital Trust were to occur. Accordingly, the preferred securities that an investor may purchase, or the corresponding subordinated debt securities that an investor may receive on dissolution and liquidation of a Capital Trust, may trade at a discount to the price that the investor paid to purchase the preferred securities.

EVENT OF DEFAULT; NOTICE

     Unless otherwise specified in the applicable prospectus supplement, the occurrence of an event of default with respect to a corresponding subordinated debt security under the subordinated indenture constitutes an "event of default" under each trust agreement with respect to the preferred securities issued under such agreement regardless of the reason for such event of default and whether it shall be voluntary or involuntary or be effected by operation of law or as a result of any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body. See "Description of the Debt Securities-Events of Default."

     Within five business days after the occurrence of an event of default actually known to the Property Trustee, the Property Trustee will transmit notice of such event of default to the holders of such Capital Trust's preferred securities, the Administrative Trustees and us, as sponsor, unless such event of default shall have been cured or waived. In our role as sponsor, we, along with the Administrative Trustees, are required to file annually with the Property Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to them under each trust agreement.

     If an event of default with respect to a corresponding subordinated debt security has occurred and is continuing, the preferred securities shall have a preference over the common securities upon termination of each Capital Trust as described above. See "--Liquidation Distribution Upon Dissolution." The existence of an event of default under the applicable trust agreement does not entitle the holders of preferred securities to accelerate the maturity of any obligations under the trust agreement.

REMOVAL OF ISSUER TRUSTEE

     Unless an event of default with respect to a corresponding subordinated debt security has occurred and is continuing, any Issuer Trustee may be removed at any time by the holder of the common securities. If an event of default resulting from an event of default with respect to a corresponding subordinated debt security has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace any Administrative Trustee, which voting rights are vested exclusively in us as the holder of the common securities. No resignation or removal of an

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

Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable trust agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless an event of default under the applicable trust agreement shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of a Capital Trust's property may at the time be located, we, as the holder of the common securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement. In case an event of default with respect to a subordinated debt security has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF PROPERTY, DELAWARE TRUSTEE

     Any corporation into which the Property Trustee or the Delaware Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such trustee, shall be the successor of such trustee under each trust agreement, provided such corporation shall be otherwise qualified and eligible.

              MERGERS, CONSOLIDATIONS, CONVERSIONS, AMALGAMATIONS
                      OR REPLACEMENTS OF THE CAPITAL TRUST

     A Capital Trust may not merge with or into, consolidate, convert into, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below, as described in "-- Liquidation Distribution Upon Dissolution" or as described in the prospectus supplement with respect to the preferred securities. A Capital Trust may, at our request, with the consent of the Administrative Trustees and without the consent of the holders of the preferred securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that:

     o such successor entity either (a) expressly assumes all of the obligations of such Capital Trust with respect to the preferred securities or (b) substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as such successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise,

     o we expressly appoint a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the corresponding subordinated debt securities,

     o the successor securities are listed or traded, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded, if any,

     o such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any successor securities) to be downgraded by any nationally recognized statistical rating organization,

     o such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect,

     o such successor entity has a purpose substantially similar to that of the Capital Trust,

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

     o prior to such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion of counsel to the effect that (a) such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the preferred securities (including any successor securities) in any material respect, and (b) following such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease, neither the Capital Trust nor such successor entity will be required to register as an investment company under the Investment Company Act, and

     o we or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the guarantee.

     Notwithstanding the foregoing, a Capital Trust shall not, except with the consent of holders of 100% in liquidation amount of the preferred securities, merge with or into, consolidate, convert into, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other person or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such merger, consolidation, conversion, amalgamation, replacement, conveyance, transfer or lease would cause such Capital Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except as provided below and under "Description of Guarantees-Amendments and Assignment" and as otherwise required by law and the applicable trust agreement, the holders of the preferred securities will have no voting rights.

     Each trust agreement may be amended from time to time by us, the Property Trustee and the Administrative Trustees, without the consent of the holders of the preferred securities (i) to cure any ambiguity, correct or supplement any provisions in such trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such trust agreement, which shall not be inconsistent with the other provisions of such trust agreement or (ii) to modify, eliminate or add to any provisions of such trust agreement to such extent as shall be necessary to ensure that the Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the Capital Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of trust securities, and any such amendments of such trust agreement shall become effective when notice of the amendment is given to the holders of trust securities.

     Each trust agreement may be amended by the Issuer Trustees and us with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding trust securities and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees under such amendment will not affect the Capital Trust's status as a grantor trust for United States federal income tax purposes or the Capital Trust's exemption from status as an "investment company" under the Investment Company Act; provided that without the consent of each affected holder of trust securities, such trust agreement may not be amended to (i) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date or
(ii) restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any corresponding subordinated debt securities are held by the Property Trustee, the Issuer Trustees shall not

     o direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the subordinated indenture, or executing any trust or power conferred on the Trustee with respect to such corresponding subordinated debt securities,

     o waive any past default that is waivable under the subordinated indenture,

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

     o exercise any right to rescind or annul a declaration that the principal of all the corresponding subordinated debt securities shall be due and payable, or

     o consent to any amendment, modification or termination of the subordinated indenture or such corresponding subordinated debt securities, where such consent shall be required,

     without, in each case, obtaining the prior approval of the holders of at least a majority in aggregate liquidation amount of all outstanding preferred securities; provided, however, that where a consent under the subordinated indenture would require the consent of each holder of corresponding subordinated debt securities affected, no such consent shall be given by the Property Trustee without the prior consent of each holder of the related preferred securities.

     The Issuer Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The Property Trustee shall notify all holders of preferred securities of any notice of default received from the Trustee with respect to the corresponding subordinated debt securities. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

         Any required approval of holders of preferred securities may be given at a meeting of holders of preferred securities convened for such purpose or by written consent. The Property Trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in each trust agreement.

     No vote or consent of the holders of preferred securities will be required for a Capital Trust to redeem and cancel its preferred securities in accordance with the applicable trust agreement.

     Notwithstanding that holders of preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by us, the Issuer Trustees or any affiliate of ours or any Issuer Trustee, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

     Unless otherwise provided in the prospectus supplement relating to an offering of preferred securities and any corresponding subordinated debt securities, the preferred securities and the corresponding subordinated debt securities will be issued only as fully-registered global securities registered in the name of the depository identified in the applicable prospectus supplement. One or more fully-registered global securities will be issued for the preferred securities of each Capital Trust and the corresponding subordinated debt securities, representing in the aggregate the total number of such Capital Trust's preferred securities or aggregate principal balance of corresponding subordinated debt securities, respectively, and will be deposited with the depository.

     Any additional or alternative terms of the depository arrangements with respect to a series of preferred securities and any corresponding subordinated debt securities and the rights of and limitations on owners of beneficial interests in book-entry securities representing all or a portion of a series of preferred securities and any corresponding subordinated debt securities may be described in the prospectus supplement relating to such series.

PAYMENT AND PAYING AGENCY

     Payments in respect of the preferred securities shall be made to the depository, which shall credit the relevant accounts at the depository on the applicable distribution dates or, if the Capital Trust's preferred securities are not held by the depository, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustee and to us. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the Administrative Trustee, the Property Trustee and to us. In the event that the Property Trustee shall no longer be the paying agent, the Administrative Trustee shall appoint a successor bank or trust company acceptable to the Property Trustee and to us to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable prospectus supplement, the Property Trustee will act as registrar and transfer agent for the preferred securities.

     Registration of transfers of preferred securities will be effected without charge by or on behalf of each Capital Trust, but upon payment of any tax or governmental charges that may be imposed in connection with any transfer or exchange. The Capital Trusts will not be required to register or cause to be registered the transfer of their preferred securities after such preferred securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than during the occurrence and continuance of an event of default, undertakes to perform only such duties as are specifically set forth in each trust agreement and, after such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the rights or powers vested in it by the applicable trust agreement at the request or direction of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities potentially incurred. If in performing its duties under the trust agreement, the Property Trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provision of the applicable trust agreement, and the matter is not one on which holders of preferred securities are entitled under the applicable trust agreement to vote, then the Property Trustee shall take such action as we direct and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate each Capital Trust so that no Capital Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or taxed as a corporation for United States federal income tax purposes and so that the corresponding subordinated debt securities will be treated as our indebtedness for United States federal income tax purposes. In this connection, we, along with the Administrative Trustees, are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Capital Trust or each trust agreement, that we and the Administrative Trustees determine in our discretion to be necessary or desirable for such purposes, as long as such action does not adversely affect in any material respect the interests of the holders of the related preferred securities.

     Holders of the preferred securities have no preemptive or similar rights.

     No Capital Trust may borrow money or issue debt or mortgage or pledge any of its assets.

                            DESCRIPTION OF GUARANTEES

     A guarantee will be executed and delivered by us concurrently with the issuance by each Capital Trust of its preferred securities for the benefit of the holders from time to time of such Preferred securities. Unless otherwise specified in the applicable prospectus supplement, Bankers Trust Company will act as indenture trustee under each guarantee for the purposes of compliance with the Trust Indenture Act, and each guarantee will be qualified as an indenture under the Trust Indenture Act. The following description of the guarantee set forth certain general terms and provisions of the guarantees to which any prospectus summary may relate. You should refer to the provisions of each guarantee agreement, including the definitions, for complete information regarding the terms and provisions of each guarantee. The form of the guarantee has been filed as an exhibit to the registration statement of which this prospectus forms a part. Reference in this summary to preferred securities means that the Capital Trust's preferred securities to which the guarantee relates. The Guarantee Trustee will hold each guarantee for the benefit of the holders of the related Capital Trust's preferred securities.

     In this description of guarantees, the words "Covanta," "our company," "we," "us" or "our" refer only to Covanta Energy Corporation and not to any of its subsidiaries, unless we expressly state otherwise or the context otherwise requires.

GENERAL

     Unless otherwise specified in the applicable prospectus supplement, we will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth in this prospectus, the guarantee payments (as defined below) to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that such Capital Trust may have or assert other than the defense of payment. The following payments or distributions, without duplication with respect to the preferred securities, to the extent not paid by or on behalf of the related Capital Trust, will be subject to the guarantee:

     o any accumulated and unpaid distributions required to be paid on such preferred securities, to the extent that such Capital Trust has funds on hand available at such time,

     o the redemption price with respect to any preferred securities called for redemption by the Capital Trust to the extent that such Capital Trust has funds on hand available at such time, and

     o unless the corresponding subordinated debt securities are distributed to holders of such preferred securities, the lesser of (a) the liquidation amount per preferred security plus accumulated and unpaid distributions and (b) the amount of assets of such Capital Trust remaining available for distribution to holders of preferred securities.

     Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the applicable preferred securities or by causing the Capital Trust to pay such amounts to such holders.

     Each guarantee will be an irrevocable guarantee on a subordinated basis of the related Capital Trust's obligations under the preferred securities, but will apply only to the extent that such related Capital Trust has funds sufficient to make such payments and is not a guarantee of collection.

     If we do not make interest payments on the corresponding subordinated debt securities held by the Capital Trust, the Capital Trust will not be able to pay distributions on the preferred securities and will not have funds legally available therefor. Each guarantee will rank subordinate and junior in right of payment to all of our indebtedness. See "--Status of the Guarantee." The majority of our operating assets and of our consolidated subsidiaries are owned by such subsidiaries. We rely primarily on dividends from such subsidiaries to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses. Accordingly, our obligations under guarantees will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payment. Except as otherwise provided in the applicable prospectus supplement, the guarantees do not limit us from incurring or issuing other secured or unsecured debt, whether under the indentures, any other indenture that we may enter into in the future or otherwise. See the prospectus supplement relating to any offering of preferred securities.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of the related preferred securities in any material respect (in which case no vote will be required), no guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities--Voting Rights; Amendment of The Trust Agreement." All guarantees and agreements contained in each guarantee shall bind the successors, assigns, receivers, trustees and our representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under each guarantee will occur if we fail to perform any of our payment or other obligations under such guarantee, provided that except for a payment default, we have received notice and have not cured such default within 60 days. The holders of not less than a majority in aggregate liquidation amount of the related preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such guarantee.

     If the Guarantee Trustee fails to enforce a guarantee, any holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under such Guarantee without first instituting a legal proceeding against the Capital Trust, or any other person or entity. If we have failed to make a guarantee payment under a guarantee, a record holder of preferred securities to which the guarantee relates may directly institute a proceeding against us for enforcement of such guarantee for such payment. We have waived any right or remedy to require that any action be brought first against the applicable Capital Trust or any other person or entity before proceeding directly against us. The record holder in the case of the issuance of one or more global preferred securities certificates will be DTC acting at the direction of the beneficial owners of the preferred securities.

     We are required, as guarantor to file annually with the Guarantee Trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only such duties as are specifically set forth in each guarantee and, after default with respect to any guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any guarantee at the request of any holder of any preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities potentially incurred.

TERMINATION OF THE GUARANTEE

     Each guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the related preferred securities, upon full payment of the amounts payable upon liquidation of the related Capital Trust or upon distribution of corresponding subordinated debt securities to the holders of the related preferred securities. Each guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must repay any sums paid under such preferred securities or such guarantee.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                 THE CORRESPONDING SUBORDINATED DEBT SECURITIES
                                AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     To the extent the Capital Trust has funds available for the payment of such distributions are irrevocably guaranteed by us as and to the extent set forth under "Description of Guarantees." Taken together, our obligations under each series of corresponding subordinated debt securities, the subordinated indenture, the related trust agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Capital Trust's obligations under the preferred securities. If and to the extent that we do not make payments on any series of corresponding subordinated debt securities, such Capital Trust will not pay distributions or other amounts due on its preferred securities. The guarantees do not cover payment of distributions when the related Capital Trust does not have sufficient funds to pay such distributions. In such event, the remedy of a holder of a series of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of such distributions to such holder. Our obligations under each guarantee are subordinate and junior in right of payment to all senior indebtedness.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on each series of corresponding subordinated debt securities, such payments will be sufficient to cover distributions and other payments due on the related preferred securities, primarily because:

     o the aggregate principal amount of each series of corresponding subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the related preferred securities and related common securities,

     o the interest rate and interest and other payment dates on each series of corresponding subordinated debt securities will match the distribution rate and distribution and other payment dates for the related preferred securities,

     o we shall pay for all and any costs, expenses and liabilities of such Capital Trust except the Capital Trust's obligations to holders of its preferred securities under such preferred securities, and

     o each trust agreement further provides that the Capital Trust will not engage in any activity that is inconsistent with the limited purposes of such Capital Trust.

     Notwithstanding anything to the contrary in the subordinated indenture, we have the right to set-off any payment we are otherwise required to make under the subordinated indenture with and to the extent we have made, or are concurrently on the date of such payment making, a payment under the related guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any preferred security may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the related Capital Trust or any other person or entity.

     A default or event of default under any of our senior indebtedness would not necessarily constitute a default under the subordinated indenture or any trust agreement. However, in the event of payment defaults under, or acceleration of, our senior indebtedness, the subordination provisions of the subordinated indenture provide that no payments may be made in respect of the corresponding subordinated debt securities until such senior indebtedness has been paid in full or any payment default has been cured or waived. Failure to make required payments on any series of corresponding subordinated debt securities would constitute an event of default under each trust agreement.

LIMITED PURPOSE OF THE CAPITAL TRUST

     Each Capital Trust's preferred securities evidence undivided beneficial ownership interests in the assets of such Capital Trust, and each Capital Trust exists for the sole purpose of issuing its preferred securities and common securities, investing the proceeds in corresponding subordinated debt securities and engaging in only other necessary, convenient or incidental activities. A principal difference between the rights of a holder of a preferred security and a holder of a corresponding subordinated debt security is that a holder of a corresponding subordinated debt security is entitled to receive from us the principal amount of and interest accrued on corresponding subordinated debt securities held, while a holder of preferred securities is entitled to receive distributions from such Capital Trust or from us under the applicable guarantee, if and to the extent such Capital Trust has funds available for the payment of such distributions.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of any Capital Trust involving the liquidation of the corresponding subordinated debt securities, the holders of the related preferred securities will be entitled to receive, out of assets held by such Capital Trust and, after satisfaction of creditors of such Capital Trust as provided by applicable law, the liquidation distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or our bankruptcy, the Property Trustee, as holder of the corresponding subordinated debt securities, would be our subordinated creditor, subordinated in right of payment to all senior indebtedness, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under each Guarantee and we have agreed to pay for all costs, expenses and liabilities of each Capital Trust (other than the Capital Trust's obligations to the holders of its preferred securities), the positions of a holder of such preferred securities and a holder of such corresponding subordinated debt securities relative to other creditors and to our stockholders in the event of liquidation or our bankruptcy are expected to be substantially the same.

                              PLAN OF DISTRIBUTION

     We and the Capital Trusts may offer, sell or exchange the securities described in this prospectus:

     o    through agents,

     o    through one or more underwriters,

     o    through one or more dealers,

     o directly to one or more purchasers through a specific bidding or auction process or otherwise,

     o    through a combination of any such methods of sale, or

     o    at a fixed exchange ratio in return for other of our securities.

         The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

     o    at a fixed price or prices, which may be changed,

     o    at market prices prevailing at the time of sale,

     o    at prices relating to such prevailing market prices, or

     o    at negotiated prices.

Distribution By Agents

     The securities may be sold on a continuing basis through agents. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment under the terms of an agency agreement between the agents and us.

     We and the Capital Trusts will receive all proceeds from the sale of the securities, after paying the agents a commission. In addition, we will agree to reimburse any agents for their expenses in connection with the sale of the securities.

     The agents will sell the securities on the New York Stock Exchange, or on any other exchange on which the securities are listed, at prevailing market prices through ordinary brokers' transactions or in block transactions. In block transactions, the agents may purchase all or a portion of the securities as principal for their own account and resell them.

     The agents may also sell the securities in a fixed price offering. If this happens, we will sell securities to the agents for their own account at a negotiated price, which is related to the prevailing market price, and the agents may form a group of dealers to participate with them in reselling the securities to you.

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

     The agents may also sell the securities by conducting a special offering or exchange distribution in accordance with the rules of the stock exchange on which the securities are listed.

     The agents will not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

Distribution By Underwriters

     If underwriters are used in the sale, the securities may be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale which may be changed. The obligations of the underwriters to purchase the securities will be subject to conditions to be described in a prospectus supplement. The underwriters will be obligated to purchase all the securities of the specific series offered if any of such securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. We may also grant underwriters an option to buy additional securities to cover overallotments in the sales of the securities they may acquire from us.

Distribution Direct Sales

     We and the Capital Trusts may sell the securities directly. In this case, no underwriters or agents would be involved.

General Information

     Dealers, agents and underwriters that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the 1933 Act.

     We and the Capital Trusts may have agreements with the agents, dealers and underwriters to indemnify them for civil liabilities, including liabilities under the 1933 Act or to contribute with respect to payments which the agents, dealers or underwriters may be required to make.

     In connection with any fixed price offering, exchange distribution or special offering, the selling group, which would include dealers who enter into an underwriting agreement with us, may engage in transactions which stabilize, maintain or otherwise affect the market price of the securities. Specifically, the selling group may overallot in connection with the offering, creating a short position. In addition, they may bid for, and purchase, the securities in the open market to cover shorts or to stabilize the price of the common stock. Finally, the selling group may reclaim selling concessions allowed for distributing the securities in the offering, if the selling group repurchases previously distributed securities in the market to cover overallotments or to stabilize the price of the securities. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The selling group is not required to engage in any of these activities, and may stop any of the activities at any time.

     Dealers, agents and underwriters that participate in the distribution of the securities may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

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

                                  LEGAL MATTERS

     LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, will issue an opinion to us relating to the legality of the securities other than the trust securities being offered by this prospectus. Morris, James, Hitchens & Williams LLP will issue an opinion to us relating to the legality of the trust securities being offered by this prospectus. Legal matters in conjunction with the offering of the securities will be passed upon for any underwriters, brokers or agents by Cleary, Gottlieb, Steen & Hamilton. Joseph A. Tato, Esq., a member of the law firm of LeBoeuf, Lamb, Greene & MacRae, L.L.P., is a director of Covanta. Cleary, Gottlieb, Steen & Hamilton has, from time to time, acted as counsel for Covanta and its affiliates and may do so in the future.

                                     EXPERTS

     The financial statements and the related financial statement schedules incorporated in this prospectus by reference from Covanta Energy Corporation's (formerly Ogden Corporation) Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated in this prospectus by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee.............................................  $    87,500
Printing and engraving expenses*.................................      250,000
Legal fees and expenses*.........................................      350,000
Accounting fees and expenses*....................................      150,000
Rating agency fees*..............................................      100,000
Trustee fees and expenses*.......................................       20,000
Transfer agent and registrar fees*...............................       10,000
Blue sky*........................................................       12,000
Miscellaneous*...................................................       45,000
                                                                    -----------

Total............................................................  $ 1,025,000
                                                                    ===========

* Estimated


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 (a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     As authorized by Section 145 of the DGCL, each director and officer of Covanta may be indemnified by Covanta against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of Covanta if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interest of Covanta and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. However, if the legal proceeding is by or in the right of Covanta, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to Covanta unless a court determines otherwise.

     In addition, Section 16-A of Covanta's By-Laws provides that Covanta shall indemnify any person who was or is made or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation where the person has been adjudged liable to Covanta) by reason of the fact that he is or was a director, officer, employee or agent of Covanta, or is or was serving at the request of Covanta as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

ITEM 16. EXHIBITS

     The following exhibits are filed herewith or incorporated by reference:

EXHIBIT
NUMBER   DESCRIPTION OF EXHIBIT

 1.1*    Form of Underwriting Agreement

 4.1 Form of Senior Indenture. The form or forms of Senior Debt Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference. (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.2 Form of Subordinated Debt Indenture. The form or forms of Subordinated Debt Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference. (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.3 Restated Certificate of Incorporation as amended (filed as Exhibit 3.1(a) to the Form 10-K for fiscal year ended December 31, 1988, and incorporated herein by reference)

 4.4 By-Laws, as amended through April 8, 1998 (filed as Exhibit 3.2 to the Form 10-Q for quarterly period ended March 3, 1998, and incorporated herein by reference)

 4.5 Amended and Restated Rights Agreement between Covanta Energy Corporation and the Bank of New York, dated as of September 28,2000 (filed as Exhibit 1 to Amendment No. 1 to the Form 8-A filed September 29,2000, and incorporated herein by reference)

 4.6* Form of Certificate of Designation relating to each series of Preferred Stock

 4.7*    Form of Deposit Agreement

 4.8*    Form of Warrant Agreement, including form of Warrant Certificate

 4.9*    Form of Stock Purchase Contract

 4.10 Certificate of Trust of Covanta Capital Trust I (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.11 Trust Agreement of Covanta Capital Trust I (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.12 Certificate of Trust of Covanta Capital Trust II (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.13 Trust Agreement of Covanta Capital Trust II (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.14 Certificate of Trust of Covanta Capital Trust III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.15 Trust Agreement of Covanta Capital Trust III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.16    Form of Amended and Restated Trust Agreement for Covanta
         Capital Trust I, II and III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.17 Form of Preferred Security Certificate for Covanta Capital Trust I, II and III (included as Exhibit D of Exhibit 4.16)

 4.18 Form of Guarantee Agreement for Covanta Capital Trust I, II and III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 5.1 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 5.2 Opinion of Morris, James, Hitchens & Williams LLP with respect to Preferred Securities of Covanta Capital Trust, I
         (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 5.3 Opinion of Morris, James, Hitchens & Williams LLP with respect to Preferred Securities of Covanta Capital Trust II
         (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 5.4 Opinion of Morris, James, Hitchens & Williams LLP with respect to Preferred Securities of Covanta Capital Trust III
         (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

12.1     Computation of Ratios of Earnings to Fixed Charges

23.1     Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit
         5.1)

23.2 Consent of Morris, James, Hitchens & Williams LLP (included in Exhibits 5.2, 5.3 and 5.4)

23.3 Consent of Deloitte & Touche LLP (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

24.1 Powers of Attorney (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

25.1 Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of Bankers Trust Company, as (i) Trustee under the Senior Indenture; (ii) Trustee under the Subordinated Indenture; (iii) Property Trustee under the Amended and Restated Trust Agreement of Covanta Capital Trust I, II and II; and (iv) Trustee under the Guarantee for the benefit of the holders of Preferred Securities of Covanta Capital Trust I, II and III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

26.1*    Form of Invitation for Competitive Bids

--------
*To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305 (b) (2) of the Trust Indenture Act of 1939.

     (6) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (7) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 5th day of October, 2001.

                                COVANTA ENERGY CORPORATION

                                               *
                                By --------------------------
                                   Scott G. Mackin
                                   President and Chief
                                   Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.

    DATE                          SIGNATURE                  TITLE

           *
-------------------------     President, Chief            October 5, 2001
SCOTT G. MACKIN               Executive Officer
                              and Director
           *
-------------------------     Executive Vice              October 5, 2001
EDWARD W. MONEYPENNY          President and Chief
                              Financial Officer

/s/ William J. Metzger        Vice President and          October 5, 2001
-------------------------     Chief Accounting
WILLIAM J. METZGER            Officer

           *
-------------------------     Director                    October 5, 2001
ANTHONY J. BOLLAND

           *
-------------------------     Director                    October 5, 2001
NORMAN G. EINSPRUCH

           *
-------------------------     Director                    October 5, 2001
GEORGE L. FARR

           *
-------------------------     Director                    October 5, 2001
JEFFREY P. FRIEDMAN

           *
-------------------------     Director                    October 5, 2001
VERONICA M. HAGEN

           *
-------------------------     Director                    October 5, 2001
CRAIG G. MATTHEWS

           *
-------------------------     Director                    October 5, 2001
HOMER A. NEAL

           *
-------------------------     Director                    October 5, 2001
ROBERT E. SMITH

           *
-------------------------     Director                    October 5, 2001
JOSEPH A. TATO

           *
-------------------------     Director                    October 5, 2001
HELMUT F.O. VOLCKER

           *
-------------------------     Director                    October 5, 2001
ROBERT R. WOMACK

     * William J. Metzger, by signing his name hereto, does hereby execute this amendment to the registration statement on behalf of the directors and officers of Covanta Energy Corporation indicated above by asterisks, pursuant to powers of attorney duly executed by such directors and officers and filed as Exhibit
24.1 to the registration statement.

                                     By /s/ William J. Metzger
                                        --------------------------------
                                        William J. Metzger
                                        Attorney-in-Fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 5th day of October, 2001.

                                COVANTA CAPITAL TRUST I


                                By: Covanta Energy Corporation, as sponsor


                                By: /s/ Louis M. Walters
                                    -------------------------------
                                   Louis M. Walters
                                   Vice President and Treasurer

                                COVANTA CAPITAL TRUST II


                                By: Covanta Energy Corporation, as sponsor


                                By: /s/ Louis M. Walters
                                    -------------------------------
                                   Louis M. Walters
                                   Vice President and Treasurer

                                COVANTA CAPITAL TRUST III


                                By: Covanta Energy Corporation, as sponsor


                                By: /s/ Louis M. Walters
                                    -------------------------------
                                   Louis M. Walters
                                   Vice President and Treasurer

                                  EXHIBIT INDEX

     The following exhibits are filed herewith or incorporated by reference:

EXHIBIT
NUMBER   DESCRIPTION OF EXHIBIT

 1.1*    Form of Underwriting Agreement

 4.1 Form of Senior Indenture. The form or forms of Senior Debt Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference. (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.2 Form of Subordinated Debt Indenture. The form or forms of Subordinated Debt Securities with respect to each particular offering will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference. (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.3 Restated Certificate of Incorporation as amended (filed as Exhibit 3.1(a) to the Form 10-K for fiscal year ended December 31, 1988, and incorporated herein by reference)

 4.4 By-Laws, as amended through April 8, 1998 (filed as Exhibit 3.2 to the Form 10-Q for quarterly period ended March 3, 1998, and incorporated herein by reference)

 4.5 Amended and Restated Rights Agreement between Covanta Energy Corporation and the Bank of New York, dated as of September 28,2000 (filed as Exhibit 1 to Amendment No. 1 to the Form 8-A filed September 29,2000, and incorporated herein by reference)

 4.6* Form of Certificate of Designation relating to each series of Preferred Stock

 4.7*    Form of Deposit Agreement

 4.8*    Form of Warrant Agreement, including form of Warrant Certificate

 4.9*    Form of Stock Purchase Contract

 4.10 Certificate of Trust of Covanta Capital Trust I (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.11 Trust Agreement of Covanta Capital Trust I (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.12 Certificate of Trust of Covanta Capital Trust II (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.13 Trust Agreement of Covanta Capital Trust II (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.14 Certificate of Trust of Covanta Capital Trust III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.15 Trust Agreement of Covanta Capital Trust III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.16    Form of Amended and Restated Trust Agreement for Covanta
         Capital Trust I, II and III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 4.17 Form of Preferred Security Certificate for Covanta Capital Trust I, II and III (included as Exhibit D of Exhibit 4.16)

 4.18 Form of Guarantee Agreement for Covanta Capital Trust I, II and III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 5.1 Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 5.2 Opinion of Morris, James, Hitchens & Williams LLP with respect to Preferred Securities of Covanta Capital Trust, I
         (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 5.3 Opinion of Morris, James, Hitchens & Williams LLP with respect to Preferred Securities of Covanta Capital Trust II
         (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

 5.4 Opinion of Morris, James, Hitchens & Williams LLP with respect to Preferred Securities of Covanta Capital Trust III
         (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

12.1     Computation of Ratios of Earnings to Fixed Charges

23.1     Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (included in Exhibit
         5.1)

23.2 Consent of Morris, James, Hitchens & Williams LLP (included in Exhibits 5.2, 5.3 and 5.4)

23.3 Consent of Deloitte & Touche LLP (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

24.1 Powers of Attorney (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

25.1 Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of Bankers Trust Company, as (i) Trustee under the Senior Indenture; (ii) Trustee under the Subordinated Indenture; (iii) Property Trustee under the Amended and Restated Trust Agreement of Covanta Capital Trust I, II and II; and (iv) Trustee under the Guarantee for the benefit of the holders of Preferred Securities of Covanta Capital Trust I, II and III (Previously filed as an exhibit to this Registration Statement No. 333-65290 upon initial filing and incorporated by reference into this document)

26.1*    Form of Invitation for Competitive Bids

--------
*To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.